Exhibit 10.12
LEASE AGREEMENT
          This Lease Agreement (“Lease”) is entered into as of June 22, 2007 (the “Effective Date”), by and between Parkway Properties LP, a Delaware limited partnership (“Landlord”), and US Dataworks, Inc., a Delaware corporation (“Tenant”). In consideration of the mutual covenants set forth herein, Landlord and Tenant agree as follows:
          1. Terms and Definitions. The following definitions and terms apply to this Lease (other words are defined elsewhere in the text of this Lease):
(a)	“Tenant’s Current Address”: 5301 Hollister Road, Suite 250, Houston, Texas 77040.

(b)	“Premises”: Suite 500 on the Fifth (5th) floor in the Sugar Creek Center Office building (the “Building”) located on land with an address of One Sugar Creek Center Blvd., Sugar Land, Texas, 77478 (the “Land”)

(c) (d)	“Rentable Area of Premises”: 18,790 rentable square feet (“RSF”). “Rentable Area of Building”: 192,111 RSF.

(e)	“Pro-rata Share”: Tenant’s pro-rata share is nine point five two percent (9.78%), which is determined by dividing the Rentable Area of Premises by the Rentable Area of Building.

(f)	“Term”: a period of Sixty (60) months beginning on the Commencement Date and expiring at 6 o’clock PM local time on the Expiration Date..

(g)	“Commencement Date”: Subject to and upon the terms and conditions set forth herein, the Commencement Date of this Lease shall be August 1, 2007.

(h)	“Expiration Date”: 6 o’clock PM local time on the last day of the full sixty (60) month of the Term.

(i)	“Base Rent”: amount of monthly installments payable by Tenant according to the provisions hereof:

Period
			# of		Monthly
From	To	RSF	Months	$/PRSF	Amount	Annual Amount
08/01/07	07/31/08	18,790	12	$18.00	$28,185.00	$338,220.00
08/01/08	07/31/09	18,790	12	$18.50	$28,967.92	$347,615.00
08/01/09	07/31/10	18,790	12	$18.50	$28,967.92	$347,615.00
08/01/10	07/31/11	18,790	12	$18.75	$29,359.38	$352,312.50
08/01/11	07/31/12	18,790	12	$19.00	$29,750.83	$357,010.00
(j)	“Base Year”: Calendar year 2007.

(k)	“Initial Improvements”: Landlord shall tender, and Tenant shall accept, possession of the Premises in an “as-is” condition, with all faults, and without warranty, express, implied or statutory, including implied warranties of habitability, suitability, condition, and fitness for a particular purpose, all of which are hereby disclaimed. Any and all costs associated with any physical changes shall comply with this Lease Document.

(l)	“Security Deposit”: Tenant shall deliver to Landlord simultaneously with the execution of this Lease Agreement, certified funds totaling $29,750.83.00 or a Letter of Credit issued by a national bank in Houston, Texas in a form reasonably acceptable by Landlord, in the amount of $29,750.83, to remain on deposit during the entire lease term.

(m)	“Guarantor”: N/A.

(n)	“Parking Spaces”: Landlord will provide up to Seventy-five (75) parking spaces for Tenant use. Tenant may use up to eight (8) spaces for reserved parking. Parking spaces are based on the following charges: unreserved spaces are $35.00 per space per month and reserved spaces are $70.00 per space per month. All parking charges shall be subject to applicable taxes. Landlord shall abate unreserved parking charges for the first sixty (60) months of the lease Term and parking charges for up to eight (8) reserved spaces shall be abated for the initial twelve (12) months of the lease Term.

(o)	“Tenant’s Broker” is: Jackson and Cooksey, Ltd., ATTN: John Beach, 3050 Post Oak Blvd., Suite 230, Houston, Texas, 77056.

(p)	“Landlord’s Broker” is: Moody Rambin Interests and Parkway Realty Services, LLC, which is an affiliate of Landlord.

(q)	“Laws” shall mean any and all laws, ordinances, rules, regulations and building and other codes of any governmental or quasi-governmental entity or authority (“Governmental Authority”) applicable to the subject matter hereof, including, without limitation, all Laws relating to disabilities, health, safety or the environment.

(r)	“Project”: shall mean the Building, Land, any areas designated by Landlord from time to time for the common use of all tenants and occupants of the Building (“Common Areas”), including, but not limited to, parking facility for the Building designated by Landlord from time to time (the “Parking Facility”), walkways, greenspace, plaza and common areas, and related equipment, fixtures and improvements.

(s)	“Building Standard”: The quantity and quality of materials, finishes and workmanship from time to time specified by Landlord for use throughout the Building. “Above Standard” means all improvements, fixtures, materials, finishes and workmanship which exceed Building Standard in terms of quantity or quality (or both), including but not limited to Supplemental HVAC Equipment, defined below; water heaters, instant hot faucets, garbage disposals, dishwashers, stoves, microwaves, refrigerators, ice machines, coffee machines, washing machines, dryers or other appliances; and sinks, sink fixtures, sink drain lines, appliance drain lines, water source plumbing, ground fault interrupters, dedicated outlets or other similar plumbing and/or electrical fixtures or items.

(t)	“Building Systems”: The mechanical, electrical, plumbing, sanitary, sprinkler, heating, ventilation and air conditioning (“HVAC”), security, life-safety, elevator and other service systems or facilities of the Building up to the point of connection of localized distribution to the Premises.
          2. Premises. Subject to and in accordance with the provisions hereof, Landlord leases to Tenant and Tenant leases from Landlord the Premises as designated on Exhibit A. The Rentable Area of the Premises and Building for all purposes shall be as set forth in Section 1(c) and 1(d), respectively, subject to adjustment as provided below. The Rentable Area of the Premises includes a pro-rata portion of all Common Areas. Tenant agrees that, except as expressly stated herein and in the Work Letter, if any, attached to this Lease, no representations or warranties relating to the condition of the Project or the Premises and no promises to alter, repair or improve the Premises have been made by Landlord. Except as otherwise expressly provided in this Lease or any Work Letter attached hereto, Tenant agrees to accept the Premises in their current “AS IS, WHERE IS” condition and acknowledges that LANDLORD MAKES NO WARRANTIES, EXPRESSED OR IMPLIED, INCLUDING, BUT NOT LIMITED TO, IMPLIED WARRANTIES OF MERCHANTABILITY, SUITABILITY AND/OR FITNESS FOR A PARTICULAR PURPOSE, IN CONNECTION WITH THE PREMISES OR THE INITIAL IMPROVEMENTS. Upon Tenant’s taking possession for the purposes of conducting business, the Premises, including all Initial Improvements shall be deemed accepted by Tenant. Tenant shall also have the non-exclusive right, subject to the terms hereof, to use the Common Areas of the Project. Tenant acknowledges that the Project is or may become an integrated commercial real estate project including the Building, the Land and other buildings, Common Areas and land. Landlord reserves the right, in its sole discretion, at any time and from time to time, to include the Building within a project and/or to expand and/or reduce the amount of Land and/or improvements of which the Building, the Common Areas, or Project consists; to alter, relocate, reconfigure and/or reduce the Common Areas, as long as the Premises and the Parking Spaces remain reasonably accessible; and to temporarily suspend access to portions of the Common Areas, if Landlord determines, in its sole discretion, that such suspension is necessary to perform its repair or maintenance obligations under this or any other agreement or to comply with any applicable Laws, as long as the Premises and the Parking Spaces remain reasonably accessible. The Rentable Area of the Premises will not be adjusted as a result of variations resulting from initial construction of the Initial Improvements (as defined in the Work Letter). If the Rentable Area of the Premises or Building changes for any reason, any Rent calculations based on Rentable Area will be adjusted accordingly effective as of Tenant’s receipt of written notice from Landlord of the adjustment and the reason therefor. Tenant may object to errors in the adjustment by Landlord only if Tenant notifies Landlord in writing within thirty (30) days thereafter of the specific errors made by Landlord. Pending resolution of any such objections by Tenant, Rent must be paid as adjusted by Landlord based on the change in Rentable Area; and on resolution of Tenant’s objections, an appropriate reduction or increase (without interest or penalty) will be made in the next Monthly Rent Installment due. The Building’s Common Area includes the non-rentable Common Areas on each floor, excluding elements of the building that penetrate through the floor to areas below, and an off-floor factor (areas not of this floor but common to the building, i.e. central plant, mail room, 1st floor lobby.
          3. Authorized Use. Tenant shall use the Premises solely for general business office purposes, consistent with the uses of office buildings, and for no other purpose.
          4. Term. This Lease shall constitute a legally binding and enforceable agreement between Landlord and Tenant as of the Effective Date. The Term of this Lease is stated in Section 1(f); provided, however, that the Commencement Date may be adjusted as provided in the Work Letter. Landlord and Tenant shall confirm the Commencement Date and Expiration Date in writing within thirty (30) days after the actual Commencement Date pursuant to the form acknowledgement attached as Exhibit E.
          5. Rental Payment. Commencing on the Commencement Date, Tenant agrees to pay Rent (defined below) in monthly installments on or before the first day of each calendar month during the Term, in lawful money of the United States of America to the following address or to such other address as Landlord may designate from time to time in writing: Parkway Properties LP,

Comerica Bank Building, P.O. Box 676453, Dallas, TX 75267-6453; provided, however, that the first full monthly installment of Base Rent due after the Abatement Period shall be paid in advance on the date of Tenant’s execution of this Lease and shall be applied to the first full monthly installment of Base Rent due hereunder after the expiration of the Abatement Period. Tenant agrees to timely pay all Base Rent and additional rent and all other sums of money which become due and payable by Tenant to Landlord hereunder (collectively “Rent”), without abatement, demand, offset, deduction or counterclaim, except as otherwise expressly permitted hereunder. If Tenant fails to pay part or all of the Rent within five (5) days after it is due on more than three (3) occasions during the Term, any subsequent occasions, Tenant shall also pay (i) interest at the Default Rate, defined below, on the unpaid Rent, plus (ii) a late charge equal to five percent (5%) of the unpaid Rent or the maximum then allowed by law, whichever is less. If the Term does not begin on the first day or end on the last day of a calendar month, the installment of Rent for that partial month shall be prorated.
          6. Rent. Tenant shall pay to Landlord as the base rent for the Premises (the “Base Rent”) the amount set forth in Section 1, subject to adjustment as hereinafter provided. Nothing contained herein shall be construed at any time so as to reduce the Base Rent payable hereunder below the amount set forth above. Base Rent shall be adjusted in accordance with the following provisions (any such adjustment hereinafter the “Base Rent Adjustment”). Base Rent includes a component attributable to Operating Expenses (defined below) for the Base Year as specified in Section 1 (“Base Operating Expenses”). Prior to January 1 of each year in the Term, Landlord shall provide Tenant with an estimate of Operating Expenses for the next calendar year in the Term (each, an “Operating Period”). If Operating Expenses during any Operating Period, as estimated in good faith by Landlord, exceed Base Operating Expenses, Tenant shall pay Base Rent for such Operating Period equal to the Base Rent set forth above adjusted upward by an amount equal to the product of (i) the difference between Operating Expenses for such Operating Period and the Base Operating Expenses, multiplied by (ii) the Pro-rata Share. Annual increases in Actual Operating Expenses (except increases in “Uncontrollable Expenses” as hereinafter defined) payable by Tenant shall not exceed six percent (6%) on a cumulative basis compounded annually. Uncontrollable Expenses, as said term is used herein, shall be deemed to be utilities (including electricity), insurance, and real estate taxes.
          7. Operating Expenses. (a) Definition of Operating Expenses. “Operating Expenses,” as used herein, shall mean all expenses, costs and disbursements of every kind and nature relating to or incurred or paid during any Operating Period in connection with the ownership, operation, repair and maintenance of the Project, including, but not limited to, wages and salaries of all employees directly engaged in the operation, maintenance or security of the Project, including taxes, insurance and benefits relating thereto; the cost of all labor, supplies, equipment, materials and tools used in the operation and maintenance of the Project; management fees; the cost of all legal and accounting expenses incurred in connection with the management and operation of the Project; the cost of all utilities for the Project, including, but not limited to, the cost of HVAC, water, sewer, waste disposal, gas, and electricity; the cost of all maintenance and leases for the Project, including but not limited to, security service, window cleaning, elevator maintenance and janitorial service; the cost of all insurance relating to the Project, including, but not limited to, the cost of fire and extended coverage, rental loss or abatement and casualty and liability insurance applicable to the Project and Landlord’s personal property used in connection therewith, plus the cost of all deductible payments made by Landlord in connection therewith; Taxes (defined below); the cost of all license and permit fees; the cost of repairs, refurbishing, restoration and general maintenance; a reasonable amortization charge on account of any capital expenditure incurred in an effort (i) to comply with any Laws (other than Laws that were in effect on the Commencement Date), or (ii) to reduce the Operating Expenses of the Project; and, all other items constituting operating and maintenance costs in connection with the Project according to generally accepted accounting principles. Except as specifically provided in the immediately preceding sentence, Operating Expenses shall not include the following: (i) depreciation, (ii) leasing commissions, (iii) repairs and restorations paid, or that should have been paid, for by the proceeds of any insurance policy required to be maintained by Landlord hereunder, (iv) construction of improvements of a capital nature, (v) income and franchise taxes other than that portion, if any, of income and franchise taxes which may hereafter be assessed and paid in lieu of or as a substitute in whole or in part for Taxes, (vi) costs of utilities directly charged to and reimbursed by Tenant or other tenants, (vii) Landlord’s costs and expenses incurred in connection with any financing of the Project or any ground lease payments, (viii) any cost or expense reimbursed under a guarantee or warranty;(ix) costs of a capital nature (except as expressly permitted above), (x) any fees and expenses for attorneys and other professionals that are not directly related to the Project (e.g. collection expenses, eviction efforts and lease negotiations), (xi) any cost or expense related to the leasing or promotion of leasable space in the Project, (xii) any cost or expense incurred in connection with the correction or replacement of any construction defect in the Project, or any repairs or maintenance to remedy poor or substandard workmanship or materials, (xiii) any alterations, modifications, deletions or additions to the Project that are required by Laws in effect and as interpreted on the Commencement Date, (xiv) any cost or expense incurred in connection with compliance of the Project with any Laws in effect on the Commencement Date, (xv) any penalties, fines, costs or expenses incurred because of any violation by Landlord or Landlord’s employees, agents, contractors or attorneys of Laws, (xvi) any cost or expense incurred to benefit directly any single tenant, or (xvii) any reserves for future expenses, repairs or maintenance. “Taxes” means all ad valorem taxes, personal property taxes, and all other taxes, assessments, and all other similar charges, if any, which are levied, assessed, or imposed upon or become due and payable in connection with, or a lien upon, the Project or any portion thereof or facilities used in connection therewith, and all taxes of whatsoever nature that are imposed in substitution for or in lieu of any of the taxes, assessments, or other charges included in this definition of Taxes (it being understood and agreed there shall be included all such taxes imposed pursuant to Texas House Bill 3 signed by the Governor of the State of Texas on May 19, 2006, and all subsequent legislation and regulations related thereto, to the extent imposed on Landlord’s revenues derived from the Project, so long as either the actual amount paid or required to be paid with respect to, or a good faith estimate for, such taxes are included in the Operating Expenses for the Base Year, regardless of whether such taxes are actually paid by Landlord); but excluding, however, taxes and assessments attributable to the personal property of tenants and paid by such tenants as a separate charge and any inheritance, estate, succession, margin, transfer, gross receipts, franchise, corporation, partnership, net income or profit tax or capital levy imposed upon Landlord and not otherwise expressly addressed herein. If a rental tax, gross receipts tax or sales tax on Rent is imposed on Landlord by any Governmental Authority, such taxes shall be included in the Operating Expenses so long as either the actual amount paid or required to be paid with respect to, or a good faith estimate for, such taxes are included in the Operating Expenses for the Base Year, regardless of whether such taxes are actually paid by Landlord. If less than ninety-five percent (95%) of the Rentable Area of the Building is actually occupied during any Operating Period, Operating Expenses shall be the amount that such Operating Expenses would have been for such Operating Period had ninety-five (95%) of the Rentable Area of the Building been occupied during all such Operating Period, as determined by Landlord.
Operating Expenses shall not include the following (1) Tax penalties incurred as a result of Landlord’s negligence, inability or unwillingness to make payments and/or file any tax or informational returns when due; (2) Costs arising from Landlord’s charitable or political contributions; (3) Costs of any “tap fees” or any utility service or “hook-up” fees for the benefit of any particular tenant in the Building; (4) Depreciation of the Building except as provided herein (5)Loan principal or interest payments and any cost incurred in respect of any mortgage or other financing of the Project or any portion thereof; (6) Costs of alterations of tenant’s premises; (7) Leasing or financing commissions; (8) Advertising costs (9) Legal fees and other costs incurred for negotiation of leases or enforcement of leases; (10) Capital improvement or replacement of capital items except as otherwise permitted hereunder; (11) Any bad debt loss, rent loss, or reserves for bad debts or rent loss; (12) Costs of utilities directly charged to and reimbursed by Tenant or other tenants.
          (b) Base Rent Adjustment. Landlord shall, within one hundred twenty (120) days after the end of each Operating Period, furnish Tenant with a statement of the Operating Expenses during such year and a computation of the Base Rent Adjustment (“Expense Statement”). Failure of Landlord to provide such statement within such time period shall not be a waiver of Landlord’s right to collect any Base Rent Adjustment. If such statement shows that the actual amount Tenant owes is more than the estimated Base Rent Adjustment paid by Tenant, Tenant shall pay the difference within fifteen (15) days after Tenant’s receipt of the Expense Statement. If the Expense Statement shows that Tenant paid more than the actual amount owed Tenant shall receive a credit therefor, or if this Lease has expired, such amount shall refunded to Tenant. Any credit shall be applied to future monthly payments attributable to the Base Rent Adjustment. Unless adjusted as a result of an audit by Tenant conducted pursuant to the express terms of this Lease, the Operating Expenses and Base Rent Adjustment set forth in the Expense Statement shall be binding upon Tenant. Provided, however, that in the event that the Term of this Lease expires, or is terminated pursuant to the terms of this Lease, on a date other than December 31, then, at the option of Landlord, Landlord may, either prior to the date on which the Term expires, or within thirty (30) days thereafter, elect to provide Tenant with a revised estimate of the Operating Expenses for the Operating Period in which such expiration or termination date occurs and the Base Rent Adjustment that will be due from Tenant for such Operating Period, which estimated Base Rent Adjustment shall be prorated to reflect the portion of such Operating Period that is contained within the Term of the Lease (the “Final Estimated Base Rent Adjustment”). In the event that Landlord elects to deliver such Final Estimated Base Rent Adjustment to Tenant, then (i) Tenant shall pay the prorated Base Rent Adjustment reflected in the Final Estimated Base Rent Adjustment within fifteen (15) days after Tenant’s receipt of such estimate; (ii) the estimated amount of the Base Rent Adjustment for the final Operating Period shall be binding upon Landlord and Tenant; and (iii) Landlord shall not thereafter seek from Tenant any additional Base Rent Adjustment if the actual Operating Expenses for such Operating Period are greater than those reflected in the Final Estimated Base Rent Adjustment, nor shall Landlord have any obligation to refund to Tenant any excess funds paid by Tenant to Landlord should the actual Operating Expenses for such Operating Period be less than those reflected in the Final Estimated Base Rent Adjustment. In the event that Landlord elects not to provide Tenant with a Final Estimated Base Rent Adjustment, then it shall be presumed that Landlord will provide Tenant with an Expense Statement within one hundred twenty (120) days after the end of the final Operating Period contained in the Term, as provided above, and the Base Rent Adjustment shown in such Expense Statement shall be due from Tenant to Landlord within fifteen (15) days after Tenant’s receipt of such statement.
          (c) Tenant’s Audit. Tenant shall have the right to have Landlord’s books and records pertaining to Operating Expenses for each Operating Period reviewed, copied (provided Landlord is reimbursed for the cost of such copies) and audited (“Tenant’s Audit”), provided that: (a) such right shall not be exercised more than once during any calendar year; (b) if Tenant elects to conduct Tenant’s Audit, Tenant shall provide Landlord with written notice thereof (“Tenant’s Audit Notice”) no later than thirty (30) days following Tenant’s receipt of the Expense Statement for the year to which Tenant’s Audit will apply; (c) Tenant shall have no right to conduct Tenant’s Audit if an uncured Default by Tenant exists either at the time of Landlord’s receipt of Tenant’s Audit Notice or at any time during Tenant’s Audit; (d) no subtenant shall have any right to conduct an audit and no assignee shall conduct an audit for any period during which such assignee was not in possession of the Premises; (e) conducting Tenant’s Audit shall not relieve Tenant from the obligation to timely pay Base Rent or the Base Rent Adjustment, pending the outcome of such audit; (f) Tenant’s right to conduct such audit for any calendar year shall expire thirty (30) days following Tenant’s receipt of the Expense Statement for such year, and if Landlord has not received Tenant’s Audit Notice within such thirty (30) day period, Tenant shall have waived its right to conduct Tenant’s Audit for such calendar year; provided, however, that with respect to any audit of Operating Expenses for the Base Year, Tenant’s right to conduct an audit for such year shall expire the earlier of sixty (60) days following Tenant’s receipt of the Expense Statement for the Base Year or sixty (60) days following Tenant’s receipt of the first Expense Statement forwarded by Landlord to Tenant for any Operating Period during the Term; (g) Tenant’s Audit shall be conducted by a Certified Public Accountant whose compensation is not contingent upon the results of Tenant’s Audit or the amount of any refund received by Tenant, and who is not employed by or otherwise affiliated with Tenant, except to the extent that such accountant has been engaged by Tenant to conduct Tenant’s Audit; (h) Tenant’s Audit shall be conducted at Landlord’s office where the records of the year in question are maintained by Landlord, during Landlord’s normal business hours; (i) Tenant’s Audit shall be completed within thirty (30) days after the date of Tenant’s Audit Notice, and a complete copy of the results thereof shall be delivered to Landlord within sixty (60) days after the date of Tenant’s Audit Notice; and (j) Tenant’s Audit shall be conducted at Tenant’s sole cost and expense. If Tenant’s Audit is completed and submitted to Landlord in accordance with the requirements of this Section and such audit incontrovertibly demonstrates that Landlord has overstated the Operating Expenses for the year audited by more than five percent (5%), Landlord shall reimburse Tenant for any overpayment of Tenant’s Proportionate Share of such increases in Operating Expenses, as well as Tenant’s actual, reasonable cost incurred in conducting Tenant’s Audit (not to exceed $2,500.00), within thirty (30) days after Landlord’s receipt of documentation reasonably acceptable to Landlord reflecting the amount of such overpayment and the cost of Tenant’s Audit.
          (d) Confidentiality. Tenant hereby agrees to keep the results of Tenant’s Audit confidential and to require the auditor conducting Tenant’s Audit, including its employees and each of their respective attorneys and advisors, to keep the results of Tenant’s Audit in strictest confidence. In particular, but without limitation, Tenant agrees that: (a) Tenant shall not disclose the results of Tenant’s Audit to any past, current or prospective tenant of the Building; and (b) Tenant shall require that its auditors, attorneys and anyone associated with such parties shall not disclose the results of Tenant’s Audit to any past, current or prospective tenant of the Building; provided, however, that Landlord hereby agrees that nothing in items (a) or (b) of this subparagraph shall preclude Tenant from disclosing the results of Tenant’s Audit in any judicial or quasi-judicial proceeding, or pursuant to court order or discovery request, or to any current or prospective assignee or subtenant of Tenant, or to any agent, representative or employee of Landlord who or which request the same. If required by Landlord, Tenant shall execute Landlord’s then-current confidentiality agreement reflecting the terms of this Section as a condition precedent to Tenant’s right to conduct Tenant’s Audit.
          8. Security Deposit. Upon execution of this Lease, Tenant shall deposit the amount of the Security Deposit or deliver the Letter of Credit, as indicated in Section 1 with Landlord to secure Tenant’s performance under this Lease. In the event of an uncured Default, defined below, hereunder then Landlord may, without prejudice to Landlord’s other remedies, apply part or all of the Security Deposit to cure such Default. If Landlord so uses part or all of the Security Deposit, then Tenant shall within ten (10) days after written demand, provide Landlord with a replacement Security Deposit in an amount sufficient to restore the Security Deposit or replacement Letter of Credit to its original amount. Any part of the Security Deposit not used by the Landlord as permitted by this Lease shall be returned to Tenant after the Expiration Date. If Landlord sells the Building then the Landlord and Tenant shall transfer the Security Deposit to the new owner and Landlord shall be relieved of any liability for the Security Deposit. Tenant shall not be entitled to any interest on the Security Deposit, and Landlord may commingle the Security Deposit with other monies of Landlord.
          9. Initial Improvements. The construction of any Improvements to the Premises shall be undertaken in accordance with the terms and conditions of this Lease and if applicable, the terms set forth in the Work Letter attached hereto and incorporated herein (as Exhibit “D”), and the construction of the Improvements shall be governed by the terms of such Work Letter. Other than the Improvement Allowance, if any, specified in the Work Letter applicable to this transaction, Tenant shall be responsible for the entire cost of the Initial Improvements. In no event shall Landlord be obligated to expend more than the Improvement Allowance.
          10. Maintenance and Repair. Landlord shall only be required to make such improvements, repairs or replacements as may be necessary for normal maintenance of the Building Systems serving the Premises, the exterior (including the roof) and the structural portions of the Building and Common Areas. Subject to the terms of Section 7, the maintenance and repairs to be performed by Landlord hereunder shall be at Landlord’s expense, unless the need for such maintenance or repairs was caused by the negligence or willful misconduct of Tenant, its employees, agents, contractors or invitees, in which event Tenant shall reimburse Landlord for the cost of such maintenance or repairs, plus a construction oversight fee for Landlord in an amount equal to ten percent (10%) of the cost and expense of such maintenance or repairs; such fee shall not apply to the Initial Improvements. Except to the extent that Landlord is obligated to restore and repair the Premises pursuant to Section 23, Tenant, at its sole cost, shall maintain and repair the Premises and otherwise keep the Premises in good order and repair. Any repair or maintenance by Tenant shall be undertaken in accordance with the provisions and requirements of Section 16. Landlord is not responsible for replacing and/or repairing Tenant’s fixtures or Above Standard improvements, or fixtures. Except as expressly provided in this

Lease, Tenant shall accept the Premises including any existing appliances and Above Standard fixtures in their “AS IS, WHERE IS” condition as of the Effective Date. Landlord hereby assigns to Tenant for the Term all manufacturers’ and other warranties applicable to Premises and the equipment and systems therein (but only to the extent Tenant is obligated for the maintenance and repair of the same) and shall cause the contractor for the Initial Improvements to assign any such warranties with respect to the Initial Improvements to Tenant. If any such warranties are not assignable to or enforceable by Tenant, then Landlord shall enforce such warranties upon request and for the benefit of Tenant.
          11. Services. Landlord shall furnish Tenant during Tenant’s occupancy of the Premises the following services: (i) Cleaning and Janitorial Services (defined in Exhibit B), (ii) hot and cold domestic water at those points of supply provided for general office use of tenants in the Building, (iii) electricity for normal, Building Standard office uses subject to Section 12, (iv) elevator service at the times and frequency reasonably required for normal business use of the Premises, (v) lamp and ballast replacement for Building Standard light fixtures, (vi) HVAC service between 7:00 o’clock a.m. and 6:00 o’clock p.m. on Monday through Friday and between 8:00 o’clock a.m. and 1:00 o’clock p.m. on Saturday (“Building Standard Hours”), except on New Year’s Day, Memorial Day, July 4, Labor Day, Thanksgiving Day, Christmas Day and other holidays observed by a majority of the tenants of the Building (“Holidays”). If any Holiday falls on a weekend, the Building may observe the Holiday on the preceding Friday or the succeeding Monday. Tenant may periodically request, and Landlord shall furnish HVAC service on days and at times other than those referred to in clause (vi) above provided Tenant requests such service in accordance with the Project Rules, defined below, then in effect, and agrees to reimburse Landlord for this service at the then existing rate being charged in the Building. If Tenant utilizes services provided by Landlord hereunder in either quantity and/or quality exceeding the quantity and/or quantity customarily utilized by normal office uses of comparable premises in the Building, then Landlord may separately meter or otherwise monitor Tenant’s use of such services, and charge Tenant a reasonable amount for such excess usage; such amount shall constitute additional Rent due hereunder within thirty (30) days of Tenant’s receipt of Landlord’s statement for such excess. Landlord shall not be liable for any damages directly or indirectly resulting from, nor shall any Rent be abated by reason of, the installation, use or interruption of use of any equipment in connection with furnishing any of the foregoing services, or failure to furnish or delay in furnishing any such service when such failure or delay is caused by accident or any occurrence or condition beyond the reasonable control of Landlord. The failure to furnish any such services shall not be construed as an eviction of Tenant or relieve Tenant from any of its obligations under this Lease unless such failure substantially handicaps or impedes the normal use of the Premises by Tenant and unless within a reasonable time after Landlord’s receipt of written notice from Tenant setting forth a description of the services not so furnished, Landlord fails to commence curing any such failure or thereafter fails to continue the curing thereof with appropriate diligence under the circumstances until cured.
          12. Electrical Usage. Landlord shall supply sufficient electrical capacity to a panel box located in the core of each floor for lighting and for Tenant’s office equipment to the extent that the total demand load at 100% capacity of such lighting and equipment does not exceed six (6) watts per RSF in the Premises (“Electrical Design Load”). If Tenant utilizes any portion of the Premises on a regular basis beyond Building Standard Hours or in any manner in excess of the Electrical Design Load, Landlord shall have the right to separately meter such space and charge Tenant for all excess usage; additionally, Landlord shall have the right, at Tenant’s expense, to separately meter any Above Standard fixture(s) in the Premises, such as water heaters and vending machines, and to charge Tenant for the electricity consumed by such fixture(s). If separate metering is not practical, Landlord may reasonably estimate such excess usage and charge Tenant a reasonable hourly rate. Tenant shall pay to Landlord the cost of all electricity consumed in excess of six (6) watts per RSF in the Premises for the number of hours in the Building Standard Hours for the relevant period, plus any actual accounting expenses incurred by Landlord in connection with the metering or calculation thereof. Tenant shall pay the cost of installing, maintaining, repairing and replacing all such meters.
          13. Communication Lines. Subject to Building design limits and its existing, or then existing, capacity, Tenant may install, maintain, replace, remove or use communications or computer wires and cables which service the Premises (“Lines”), provided: (a) Tenant shall obtain Landlord’s prior written consent, and shall use contractors approved in writing by Landlord, (b) all such Lines shall be plenum rated and neatly bundled, labeled and attached to beams and not to suspended ceiling grids, (c) any such installation, maintenance, replacement, removal or use shall comply with all Laws applicable thereto, including, but not limited to the National Electric Code, and shall not interfere with any then existing Lines at the Building, and (d) Tenant shall pay all costs and expenses in connection therewith. Landlord reserves the right to require Tenant to remove any Lines located in or serving the Premises which violate this Lease or represent a dangerous or potentially dangerous condition, within three (3) business days after written notice. Landlord reserves the right to require that Tenant remove any Lines upon termination or expiration of this Lease or to permit such Lines to remain and become the Property of Landlord without payment of any type. Under no circumstances shall any Line problems be deemed an actual or constructive eviction of Tenant, render Landlord liable to Tenant for abatement of Rent, or relieve Tenant from performance of Tenant’s obligations under this Lease.
          14. Prohibited Use. Tenant shall not do or permit anything to be done within the Project nor bring, keep or permit anything to be brought or kept therein, which is prohibited by any Laws now in force or hereafter enacted or promulgated, or which is prohibited by any insurance policy or which may increase the existing rate or otherwise affect any insurance which

Landlord carries on the Project. Tenant shall not do or permit anything to be done in or about the Premises which will in any way obstruct or interfere with the rights of other tenants, or injure or annoy them or use or allow the Premises to be used for any unlawful or objectionable purpose. Tenant shall not commit or suffer to be committed any waste to, in or about the Premises or Project.
          15. Legal Requirements; Project Rules. Tenant shall comply with, and shall indemnify, defend (with counsel reasonably acceptable to Landlord) and hold Landlord and its directors, officers, partners, members, shareholders, employees and agents harmless from any and all obligations, claims, administrative proceedings, judgments, damages, fines, penalties, costs, and liabilities, including reasonable attorneys’ fees (collectively, “Costs”) incurred by Landlord as a result of the failure by Tenant, its employees, agents or contractors to comply with all Laws relating to the use, condition or occupancy of the Premises now or hereafter enacted. Tenant shall cause its employees, agents and contractors to comply with, and shall use reasonable efforts to cause its invitees to comply with, all Laws applicable to Project. Tenant shall not cause or permit the use, generation, storage, release or disposal in or about the Premises or the Project of any substances, materials or wastes subject to regulation under any Laws from time to time in effect concerning flammable, explosive, hazardous, petroleum, toxic or radioactive materials, unless Tenant shall have received Landlord’s prior written consent, which consent Landlord may withhold or revoke at any time in its sole discretion. Notwithstanding the foregoing, Tenant shall not be in default under this Section if Tenant receives, stores, disposes or releases any substances that are technically hazardous materials but that are commonly found in office operations (e.g. copier toner, cleaning supplies, pest control chemicals), provided that (i) the quantities of such substances are normal and customary for Tenant’s operations and (ii) such materials are handled, stored, disposed and released in accordance with all applicable Laws. Tenant shall comply with, and cause its employees, agents and contractors to comply with, and shall use its reasonable efforts to cause its invitees to comply with, the rules and regulations of the Project adopted by Landlord from time to time for the safety, care and cleanliness of the Premises and the Project (“Project Rules”). In the event of any conflict between this Lease and the Project Rules, the provisions of this Lease shall control. Landlord shall not have any liability to Tenant for any failure of any other tenants to comply with the Project Rules. The Project Rules in effect as of the Effective Date are attached hereto as Exhibit C. In the event that any Governmental Authority, ordinance or other Law applicable to the Project requires either Landlord or Tenant to establish and implement a transportation management plan designed to reduce the number of single-occupancy vehicles being used by employees and other permitted occupants of the Building for commuting to and from the Building, then Tenant shall cooperate with Landlord in establishing and implementing such plan.
          16. Alterations, Additions and Improvements. Tenant shall not permit, make or allow to be made any construction, alterations, physical additions or improvements in or to the Premises or placement of any signs in the Premises which are visible from outside the Premises (collectively, “Tenant Work”), without obtaining the prior written consent of Landlord which may be withheld in Landlord’s sole discretion. Notwithstanding the foregoing, Landlord will not unreasonably withhold its consent to Tenant Work that: (i) is non-structural and does not adversely affect any Building Systems or improvements, (ii) is not visible from the exterior of the Premises, (iii) does not affect the exterior of the Building or any Common Areas, (iv) does not violate any provision of this Lease, (v) does not violate any Laws, and (vi) will not interfere with the use and occupancy of any other portion of the Project by any other tenant or occupant of the Project. Tenant’s plans and specifications and all contractors, subcontractors, vendors, architects and engineers (collectively, “Outside Contractors”) shall be subject to Landlord’s prior written approval. If requested by Landlord, Tenant shall execute a work letter for any such Tenant Work substantially in the form then used by Landlord for construction performed by tenants of the Building. Tenant shall pay Landlord a construction oversight fee in an amount equal to ten percent (10%) of the cost and expense of any Tenant Work whether undertaken by Landlord or Tenant; provided, however, that such fee shall not apply to construction of any Initial Improvements. Landlord may hire outside consultants to review such documents and information furnished to Landlord, and Tenant shall reimburse Landlord for the cost thereof, including reasonable attorneys’ fees, upon demand. Neither review nor approval by Landlord of any plans or specifications shall constitute a representation or warranty by Landlord that such documents either (i) are complete or suitable for their intended purpose, or (ii) comply with applicable Laws, it being expressly agreed by Tenant that Landlord assumes no responsibility or liability whatsoever to Tenant or any other person or entity for such completeness, suitability or compliance. Tenant shall furnish any documents and information reasonably requested by Landlord, including “as-built” drawings (both in paper and in electronic format acceptable to Landlord) after completion of such Tenant Work. Landlord may impose such conditions on Tenant Work as are reasonably appropriate, including without limitation, compliance with any construction rules adopted by Landlord from time to time, requiring Tenant to furnish Landlord with security for the payment of all costs to be incurred in connection with such Tenant Work, insurance covering Landlord against liabilities which may arise out of such work, plans and specifications, and permits for such Tenant Work. Any and all Tenant Work shall become the property of Landlord upon completion and shall be surrendered to Landlord upon the termination or expiration of this Lease for any reason, unless Landlord shall require removal or restoration by Tenant. Tenant shall not allow any liens to be filed against the Premises or the Project in connection with any Tenant Work. If any liens are filed, Tenant shall cause the same to be released within five (5) business days after Tenant’s receipt of written notice of the filing of such lien by bonding or other method acceptable to Landlord. All Outside Contractors shall maintain insurance in amounts and types required by, and in compliance with, Section 20. ACORD 25 (or its equivalent) certificates of insurance evidencing such coverage shall be provided to Landlord prior to commencement of any Tenant Work. All Outside Contractors shall perform all work in a good and workmanlike manner, in compliance with all Laws and all applicable Project Rules and Building construction rules. No Tenant Work shall be unreasonably disruptive to other tenants. Prior to final completion of any Tenant Work, Landlord shall prepare and submit to Tenant a punch list of items to be completed, and Tenant shall diligently complete all such punch list items.
          17. Tenant’s Equipment. Except for personal computers, facsimile machines, copiers and other similar office equipment, Tenant shall not install within the Premises any fixtures, equipment or other improvements until the plans and location thereof have been approved by Landlord. The location, weight and supporting devices for any libraries, central filing areas, safes and other heavy equipment shall in all cases be approved by Landlord prior to initial installation or any relocation. Landlord may prohibit any article, equipment or any other item that may exceed the load capacity of the Building from being brought into the Building.
          18. Taxes on Tenant’s Property. Tenant shall pay all ad valorem and similar taxes or assessments levied upon all equipment, fixtures, furniture and other property placed by Tenant in the Premises and all license and other fees or taxes imposed on Tenant’s business. If any improvements installed or placed in the Project by, or at the expense of, Tenant result in Landlord being required to pay higher Taxes with respect to the Project than would have been payable otherwise, Tenant shall pay to Landlord, within fifteen (15) days after demand, the amount by which such excess Taxes are reasonably attributable to Tenant.
          19. Access. Landlord shall have the right to enter the Premises at all reasonable times in order to inspect the condition, show the Premises, determine if Tenant is performing its obligations hereunder, perform the services or make the repairs that Landlord is obligated or elects to perform hereunder, make repairs to adjoining space, cure any Defaults of Tenant hereunder that Landlord elects to cure, and remove from the Premises any improvements or property placed therein in violation of this Lease. Except in the case of an emergency or to perform routine services hereunder, Landlord shall use reasonable efforts to provide Tenant prior notice of such access.
          20. Tenant’s Insurance. At all times after the execution of this Lease, Tenant will carry and maintain, at its expense with insurance companies reasonably acceptable to Landlord that are rated no less than A-, Class IV, by A.M. Best Company: (i) a commercial general liability insurance policy, including insurance against assumed or contractual liability under this Lease, for liability arising out of the ownership, use, occupancy or maintenance of the Premises and all areas appurtenant thereto, including any portion of the Common Areas used by Tenant, to afford protection with respect to bodily injury, death or property damage (including loss of use) of not less than One Million Dollars ($1,000,000) each occurrence/Two Million Dollars ($2,000,000) aggregate; (ii) an all-risks property and casualty insurance (special form building and personal property coverage) policy, including theft coverage, written at replacement cost value with replacement cost endorsements, covering all of the Tenant’s property; (iii) to the extent required by applicable Law, a worker’s compensation insurance policy with applicable statutory limits, (iv) automobile liability insurance with single limit coverage of at least $1,000,000 for all owned, leased/hired or non-owned vehicles, (v) an excess/umbrella liability policy “following form” of not less than Four Million Dollars ($4,000,000), including a “drop down” feature in case the limits of the primary policy are exhausted, and (vi) if Tenant will serve or sell alcohol at the Project, a liquor liability insurance policy with minimum coverage of One Million Dollars ($1,000,000). Landlord may also require all Outside Contractors to provide in addition to the insurance coverages referenced above such other insurance in amounts and types and with such companies as may be reasonably requested by Landlord, including, without limitation, construction all risk/builder’s risks (including loss of revenue) insurance, professional errors and omissions liability insurance, and insurance covering such contractor’s equipment and tools. Each insurance policy required to be maintained hereunder by Tenant shall include an “Additional Insured Endorsement” in favor of Parkway Properties, Inc., its subsidiaries and affiliated companies, as well as the employees, officers, directors and agents of such companies and any other designees of Landlord and shall be primary. An ACORD 25 certificate of such insurance in a form reasonably satisfactory to Landlord, or certified copies of the policies, shall be furnished to Landlord on or before the earlier of the Commencement Date or ten (10) days after execution of the Lease, reflecting the limits and endorsements required herein, and renewal ACORD 25 certificates or certified copies of renewal policies shall be delivered to Landlord at least ten (10) days prior to the expiration date of any policy. Each policy shall require notice of nonrenewal to Landlord and shall further provide that it may not be altered or canceled without thirty (30) days prior notice to Landlord. Landlord agrees to cooperate with Tenant to the extent reasonably requested by Tenant to enable Tenant to obtain such insurance. Landlord shall have the right to require increased limits if, in Landlord’s reasonable judgment, such increase is necessary.
          21. Landlord’s Insurance. Landlord shall maintain, during the Term of this Lease, (i) a commercial general liability insurance policy of not less than One Million Dollars ($1,000,000) each occurrence/Two Million Dollars ($2,000,000) aggregate, and (ii) an all-risk property and casualty insurance policy, including theft coverage, written at full replacement cost value and with replacement cost endorsement, covering the Project, including the Building and the Initial Improvements, and all personal property, fixtures and improvements therein belonging to Landlord, and (iii) an excess liability policy “following form” of not less than Four Million Dollars ($4,000,000), including a “drop down” feature in case the limits of the primary policy are exhausted. Landlord shall not be obligated to insure any property of Tenant.
          22. Waiver of Subrogation; Mutual Waiver of Liability. All policies of property insurance required to be carried by either party hereunder shall include a waiver by the insurer of all right of subrogation against the other party in connection with any loss or damage thereby insured against. Any additional premium for such waiver shall be paid by the primary insured. To the full extent permitted by law, Landlord and Tenant each waive all rights of recovery against the other (and any officers, directors, partners, employees, agents and representatives of the other), and agree to release the other from liability, for loss or damage to the extent such loss or damage is covered by valid and collectible insurance in effect covering the party seeking recovery at the time of such loss or damage or would be covered by the insurance required to be maintained under this Lease by the party seeking recovery. If the release of either party, as set forth above, should contravene any law with respect to exculpatory agreements, the liability of the party in question shall be deemed not released but shall be secondary to the liability of the other’s insurer.
          23. Casualty. If the Premises or the Project is damaged or destroyed, in whole or in part, by fire or other casualty at any time during the Term and if, after such damage or destruction, Tenant is not able to use the portion of the Premises not damaged or destroyed to substantially the same extent and for substantially the same purpose as Tenant used the Premises prior thereto, and within forty-five (45) days after Landlord’s receipt of written notice from Tenant describing such damage or destruction Landlord provides notice to Tenant that the Premises cannot be repaired or rebuilt to the condition which existed immediately prior to such destruction or casualty within two hundred seventy (270) days following the date of such destruction or casualty, then Landlord or Tenant may by written notice to the other within thirty (30) days following such notice by Landlord terminate this Lease. Unless such damage or destruction is the result of the negligence or willful misconduct of Tenant or its employees, agents, contractors or invitees, the Rent shall be abated for the period and proportionately to the extent that after such damage or destruction Tenant is not able to use the portion of the Premises damaged or destroyed to substantially the same extent and for substantially the same purposes as Tenant used the Premises prior thereto. If this Lease is not terminated pursuant to the foregoing, Landlord shall commence such restoration or replacement of the damaged or destroyed portions of the Premises or Project, and this Lease shall continue in full force and effect in accordance with the terms hereof except for the abatement of Rent referred to above, if applicable, and except that the Term shall be extended by a length of time equal to the period beginning on the date of such damage or destruction and ending upon completion of such restoration or replacement. Landlord shall commence such restoration or replacement of the damaged or destroyed portions of the Premises or Project within sixty (60) days after the occurrence of such fire or other casualty, and Landlord shall complete the same as soon as possible thereafter (but in no event later than two hundred seventy (270) days from the date of the commencement of such restoration and replacement), Landlord diligently pursuing such restoration or replacement to completion, subject to Force Majeure Events. If either party elects to terminate this Lease as provided in this Section, this Lease shall terminate on the date which is thirty (30) days following the date of the notice of termination. Landlord shall not be obligated to repair any damage to Tenant’s inventory, trade fixtures or other personal property. Notwithstanding anything in this Section to the contrary, Landlord shall have no obligation to repair or restore the Premises or the Project on account of damage resulting from any casualty which occurs during the last twelve (12) months of the Term.
          24. Condemnation. If more than fifty (50%) of the Premises or if a substantial portion of the Building is taken by the power of eminent domain, then either Landlord or Tenant shall have the right to terminate this Lease by written notice to the other within thirty (30) days after the date of taking; provided, however, that a condition to the exercise by Tenant of such right to terminate shall be that the portion of the Premises or Building taken shall be of such extent and nature as to substantially impair Tenant’s use of the Premises or the balance of the Premises remaining and Landlord is unwilling or unable to provide reasonable replacement space within the Project. In the event of any taking, Landlord shall be entitled to any and all compensation and awards with respect thereto, except for an award, if any, specified by the condemning authority for any claim made by Tenant for Tenant’s moving and relocation expenses or for the loss of Tenant’s fixtures, leasehold improvements installed at Tenant’s expense and other property that Tenant has the right to remove upon termination of this Lease. Tenant shall have no claim against Landlord for the value of any unexpired portion of the Term. In the event of a partial taking of the Premises which does not result in a termination of this Lease, Landlord shall make all necessary repairs or alterations to the remaining Premises required to make the remaining portions of the Premises an architectural whole within one hundred eighty (180) days from the date on which physical possession is taken by the condemning authority the Rent shall be equitably reduced as to the square footage so taken.
          25. Waiver of Claims. Except for the willful misconduct or gross negligence of Landlord, its employees, agents or contractors, Landlord shall not be liable to Tenant for damage to person or property caused by defects in the HVAC, electrical, plumbing, elevator or other apparatus or systems, or by water discharged from sprinkler systems, if any, in the Building, nor shall Landlord be liable to Tenant for the theft or loss of any property of Tenant whether from the Premises or any part of the Building or Project, including the loss of trade secrets or other confidential information. Landlord agrees to make commercially reasonable efforts to protect Tenant from interference or disturbance by third persons, including other tenants; however, Landlord shall not be liable for any such interference, disturbance or breach, whether caused by another tenant or tenants or by Landlord or any other person, nor shall Tenant be relieved from any obligation under this Lease because of such interference, disturbance or breach.

Landlord may comply with voluntary controls or guidelines promulgated by any governmental entity relating to the use or conservation of energy, water, gas, light or electricity or the reduction of automobile or other emissions without creating any liability of Landlord to Tenant under this Lease, provided that the Premises are not thereby rendered untenantable. In no event shall Landlord or its directors, officers, shareholders, partners, members, employees, or agents be liable in any manner for incidental, consequential or punitive damages, loss of profits, or business interruption. The waivers in this Section shall survive the expiration or earlier termination of this Lease.
          26. Indemnity. Except for claims, rights of recovery and causes of action covered by the waiver of subrogation contained herein or waived in Section 25, Landlord shall indemnify and hold harmless Tenant and its agents, directors, officers, shareholders, partners, members, employees and invitees, from all claims, losses, costs, damages, or expenses (including reasonable attorneys’ fees) in connection with any injury to, including death of, any person or damage to any property arising, wholly or in part, out of any action, omission, or neglect of Landlord or its directors, officers, shareholders, members, partners, employees, agents, invitees, or guests, or any parties contracting with such party relating to the Project. If Tenant shall without fault on its part, be made a party to any action commenced by or against Landlord, Landlord shall protect and hold Tenant harmless and shall pay all costs, expenses, including reasonable attorneys’ fees in connection therewith.
          Except for claims, rights of recovery and causes of action covered by the waiver of subrogation in Section 22, Tenant shall indemnify and hold harmless Landlord and its agents, directors, officers, shareholders, partners, members, employees and invitees, from all claims, losses, costs, damages, or expenses (including reasonable attorneys’ fees) in connection with any injury to, including death of, any person or damage to any property arising, wholly or in part, out of any action, omission, or neglect of Tenant or its Outside Contractors, directors, officers, shareholders, members, partners, employees, agents, invitees, or guests, or any parties contracting with such party relating to the Project. If Landlord shall without fault on its part, be made a party to any action commenced by or against Tenant, Tenant shall protect and hold Landlord harmless and shall pay all costs, expenses, including reasonable attorneys’ fees in connection therewith.
          Landlord’s and Tenant’s obligations under this Section shall not be limited by the amount or types of insurance maintained or required to be maintained under this Lease. The obligations under this Section shall survive the expiration or earlier termination of this Lease.
          27. Non-Waiver. No consent or waiver, express or implied, by Landlord to any breach by Tenant of any of its obligations under this Lease shall be construed as or constitute a consent or waiver to any other breach. Neither the acceptance by Landlord of any Rent or other payment, whether or not any Default by Tenant is then known to Landlord, nor any custom or practice followed in connection with this Lease shall constitute a waiver of any of Tenant’s obligations under this Lease. Failure by Landlord to complain of any act or omission by other or to declare that a Default has occurred, irrespective of how long such failure may continue, shall not be deemed to be a waiver by Landlord, of any of its rights hereunder. Time is of the essence with respect to the performance of every obligation in which time of performance is a factor. No payment by Tenant or receipt by Landlord of an amount less than the Rent due shall be deemed to be other than a partial payment of the Rent, nor shall any endorsement or statement of any check or any letter accompanying any check or payment as Rent be deemed an accord and satisfaction. Landlord may accept such check or payment without prejudice to its right to recover the balance of such Rent or pursue any other right or remedy. Except for the execution and delivery of a written agreement expressly accepting surrender of the Premises, no act taken or failed to be taken by Landlord shall be deemed an acceptance of surrender of the Premises.
          28. Quiet Possession. Provided Tenant has performed all its obligations, Tenant shall peaceably and quietly hold and enjoy the Premises for the Term, subject to the provisions of this Lease.
          29. Notices. Each notice required or permitted to be given hereunder shall be in writing and may be personally delivered, sent via nationally recognized overnight courier or placed in the United States mail, postage prepaid, registered or certified mail, return receipt requested, addressed in each case at the address provided. A notice shall be deemed to have been received (a) upon the delivery or refusal thereof, if delivered personally or by overnight courier, or (b) if sent by registered or certified mail or overnight delivery, (i) the date of delivery of such notice, as indicated on the duly completed United States Postal Service return receipt, if such receipt reflects delivery of such notice, (ii) on the date of refusal of such notice, if the refused notice reflects the date on which such notice is refused, or (iii) three (3) days after mailing of such notice, if the date of delivery of such notice cannot otherwise be established as provided above. Prior to the Commencement Date, the address for notices to Tenant shall be the address set forth in Section 1; after the Commencement Date, the address for Tenant shall be the Premises. Any notices to Landlord shall be addressed and given to Landlord at both of the following addresses:

Parkway Realty Services, LLC	Parkway Properties LP
Attn: Property Manager, Sugar Creek Center	Attn: Asset Manager, Houston
One Sugar Creek Center Blvd.	2012 Wickchester, Suite 115
Sugar Land, Texas, 77478	Houston, TX 77079

In addition to the address for notices to Tenant as set forth in Section 1, any notices to Tenant shall be addressed and give to Tenant at the following addresses:
Attention:
          30. Landlord’s Failure to Perform. If Landlord fails to perform any of its obligations hereunder, Landlord shall not be in default and Tenant shall not have any rights or remedies growing out of such failure unless Tenant gives Landlord written notice setting forth in reasonable detail the nature and extent of such failure and such failure is not cured within thirty (30) days following delivery of such notice or such longer period as may otherwise be provided herein. If such failure cannot reasonably be cured within thirty (30) days, the length for curing shall be extended as reasonably required if Landlord commences curing such failure within the thirty (30) day period and continues thereafter with reasonable diligence and continuity. This section shall not apply to any provision herein which sets a specific number of days or a specific date for Landlord’s performance. In no event shall Tenant’s remedies for an alleged or actual failure of Landlord to perform its obligations under this Lease include the termination of this Lease.
          31. Tenant’s Failure to Perform. If Tenant fails to perform any of its obligations hereunder, in addition to the other rights of Landlord, Landlord shall have the right, but not the obligation, to perform all or any part of Tenant’s obligations. Upon receipt of a demand therefore, Tenant shall reimburse Landlord for the cost of performing such obligations, plus interest thereon at the Default Rate, defined below.
          32. Default. “Default” means the occurrence of any one or more of the following: (i) failure of Tenant to pay when due any Rent or other amount required to be paid hereunder after five (5) days written notice; (ii) failure of Tenant, after thirty (30) days written notice, to observe and fully perform all of Tenant’s obligations hereunder, other than payment of Rent which is covered above; (iii) the adjudication of Tenant to be bankrupt; (iv) the filing by Tenant of a voluntary petition in bankruptcy or other similar proceedings; (v) the making by Tenant of a general assignment for the benefit of its creditors; (vi) the appointment of a receiver of Tenant’s interests in the Premises; (vii) any involuntary proceedings instituted against Tenant under any bankruptcy or similar laws, unless such is dismissed or stayed within sixty (60) days thereafter; or (viii) if the Tenant is an individual or if the Tenant is controlled by a single individual, the death or incapacity of such individual. Notwithstanding any applicable notice and cure period provided above, Landlord shall not, with respect to any Default hereunder, be required to provide any applicable notice and an opportunity to cure more than three (3) times during the Term hereof, and upon a subsequent occurrence of any Default hereunder, Tenant shall not be entitled to notice or an opportunity to cure, and Landlord may, at its option, immediately declare a Default and exercise its rights and remedies.
          Upon the occurrence of a monetary Default, Landlord may, at its option and without waiving any other rights available herein, at law, or in equity, require Tenant to pay Rent by (a) wire transfer of funds to an account designated by Landlord or (b) direct draft from Tenant’s account through bank draft, ACH transfer, or other equivalent funds transfer to Landlord’s designated account. Execution of this Lease by Tenant and Landlord shall be evidence of Landlord’s authorization to debit Tenant’s account as set forth herein. Tenant shall provide all necessary information and execute any additional documents requested by Landlord to facilitate payment of Rent by the method designated by Landlord. Tenant’s failure to provide such information or documents within five (5) days after written notice by Landlord shall constitute a Default hereunder.
          If a Default occurs, then or at any time thereafter while such Default continues, Landlord, at its option, may, without waiving any other rights available herein, at law, or in equity, either terminate this Lease or terminate Tenant’s right to possession without terminating this Lease. In either event, Landlord may, without additional notice and without court proceedings, but without breeching the peace, reenter and repossess the Premises, and remove all persons and property therefrom, and Tenant hereby waives any claim arising by reason thereof or by reason of issuance of any distress warrant and agrees to hold Landlord harmless from any such claims. If Landlord elects to terminate this Lease, it may treat the Default as an entire breach of this Lease and Tenant immediately shall become liable to Landlord for damages for the entire breach in an amount equal to the total Rent and all other payments due for the balance of the Term discounted at the rate of six percent (6%) per annum to the then present value, less the fair rental value of the Premises for the balance of the Term (taking into account, among other factors, the probability of reletting the Premises for all or part of the remainder of the Term, and the anticipated duration of the period the Premises will be unoccupied prior to reletting) similarly discounted to present value, plus the cost of repossessing, remodeling and re-renting the Premises and all unpaid Rent through the date of such termination. If Landlord elects to terminate Tenant’s right to possession of the Premises without terminating this Lease, Landlord shall use commercially reasonable efforts, to the extent required by law, to rent the Premises for the account of Tenant to any person for such rent and for such terms and other conditions as Landlord deems practical, and Tenant shall be liable to Landlord for the amount, if any, by which the total Rent and all other payments herein provided for the unexpired balance of the Term exceed the net amount, if any, received by Landlord from such re-renting, being the gross amount so received less the cost of repossession, re-renting, remodeling and other expenses relating thereto. Such sums shall be immediately due and payable by Tenant upon demand. In no event shall Tenant be entitled to any rents received by Landlord. If a Default occurs, Tenant shall reimburse Landlord on demand for all costs incurred by Landlord in connection therewith including, but not limited to, reasonable attorneys’ fees, court costs and related costs plus interest thereon at the Default Rate, defined below. Actions by Landlord to collect amounts due from Tenant as provided in this Section may be brought at any time, and from time to time, on one or more occasions, without the necessity of Landlord’s waiting until the termination of this Lease. The remedies expressed herein are cumulative and not exclusive, and the election by Landlord to terminate Tenant’s right to possession without terminating this Lease shall not deprive Landlord of the right, and Landlord shall have the continuing right, to terminate this Lease.
          33. Surrender. On the last day of the Term, or upon the earlier termination hereof, Tenant shall peaceably and quietly surrender the Premises to Landlord, in good order, repair and, excepting only reasonable wear and tear resulting from normal use. The Premises shall be surrendered free of all items of Tenant’s personal property, and otherwise in the condition required by the terms of this Lease, and the Premises shall be free and clear of any and all liens or encumbrances of any type.
          34. Holding Over. If Tenant does not surrender possession of the Premises at the end of the Term or upon earlier termination of this Lease, at the election of Landlord, Tenant shall be a tenant-at-sufferance from day to day and the Rent due for such holdover shall be one and one-half (1.5) times the rental rate paid by Tenant for the last month of the Term of this Lease.
          35. Removal of Tenant’s Property. Tenant shall be responsible for any damage to the Premises or Project resulting from removal of any personal property, including Lines, of Tenant. If Tenant does not remove its property prior to termination, then, in addition to its other remedies at law or in equity, Landlord shall have the right to consider the property abandoned and such property may be removed by Landlord, at Tenant’s expense, or at Landlord’s option become its property, and Tenant shall have no further rights relating thereto or for reimbursement therefore.
          36. Landlord’s Lien. In addition to and cumulative of Landlord’s statutory lien, Tenant hereby grants to Landlord a security interest in and to all furniture, furnishings, fixtures, equipment, merchandise and other property owned by Tenant and placed in the Premises by Tenant to secure the performance of Tenant obligations under this Lease. Landlord may file such financing statements as Landlord may deem necessary to perfect its security interests in Tenant’s property.
          37. Interest. All amounts payable by either party to the other party under this Lease, if not paid when due, shall bear interest from the date due until paid at a rate equal to the lesser of fifteen (15%) percent per annum, compounded monthly, or the then maximum lawful rate (“Default Rate”).
          38. Assignment and Subletting. Landlord shall have the right to transfer and assign in whole or in part, by operation of law or otherwise, its rights and obligations hereunder whenever Landlord, in its sole judgment, deems it appropriate without any liability to Tenant and Tenant shall attorn to any party to which Landlord transfers the Building. Provided Landlord’s successor in interest assumes Landlord’s obligations hereunder in writing, any sale, conveyance or transfer of the Building or Project will operate to release Landlord from liability from and after the effective date of such sale, conveyance or assignment upon all of the covenants, terms and conditions of this Lease, express or implied, except for those liabilities that arose prior to the effective date, and, after the effective date of such sale, conveyance or assignment, Tenant will look solely to Landlord’s successor in interest in and to this Lease.
          Except as expressly permitted hereunder, Tenant shall not assign, transfer, mortgage, pledge or otherwise encumber this Lease, or any interest herein, and shall not sublet the Premises or any part thereof, or any right or privilege appurtenant thereto, or permit any other party to occupy or use the Premises, or any portion thereof, without the prior written consent of Landlord, which consent shall not be unreasonably withheld, conditioned or delayed. The Landlord’s consent shall not be considered unreasonably withheld if: (i) the proposed subtenant’s or assignee’s financial responsibility does not meet the same criteria Landlord uses to select comparable Building tenants; (ii) the proposed subtenant’s or assignee’s business is not suitable for the Building considering the business of the other tenants and the Building’s prestige; or (iii) the proposed use is inconsistent with the use permitted by Section 3. Whether or not Landlord consents to any proposed assignment or subletting of any portion of the Premises, Tenant shall timely pay Landlord’s review and processing fee of $750.00 (“Sublease/Assignment Processing Fee”) in addition to any reasonable professional fees (including, without limitation, legal, architectural, engineering, and consulting fees) incurred by Landlord in connection with such proposed assignment or subletting (“Sublease/Assignment Professional Fees”). The Sublease/Assignment Processing Fee shall be paid by Tenant simultaneously with each request by Tenant to assign or sublease any portion of the Premises. The Sublease/Assignment Professional Fees shall, at Landlord’s option, be paid by Tenant within ten (10) days of Tenant’s receipt of an invoice from Landlord for such fees.
          A “Change in Control” of Tenant shall be deemed for purposes of this Lease to constitute an assignment of this Lease by Tenant which shall require Tenant to provide Landlord with thirty (30) days written notice prior to such “Change in Control” and entitle Landlord to exercise its options as provided hereunder. As used in this Section, a “Change in Control” shall be deemed to have occurred when: (x) any person (other than current owners of voting interests in Tenant or current Affiliates of Tenant) , after the date hereof, acquires any voting interests of Tenant and immediately after such acquisition such person is owner of voting interests representing 50% or more of the total voting interest of all of the then-outstanding voting interests of Tenant; (y) the stockholders, partners, members or other equity holders of Tenant shall approve a merger, consolidation, recapitalization, or reorganization of Tenant, or consummation of any such transaction if equity holder approval is not sought or obtained; or (z) the stockholders, partners, members or other equity holders of Tenant shall approve a plan of complete liquidation of Tenant or an agreement for the sale or disposition by Tenant of all or a substantial portion of Tenant’s assets (i.e., 50% or more of the total assets of Tenant). Notwithstanding anything herein to the contrary, Landlord’s prior approval shall not be required, if an assignee or sublessee as a result of a “Change in Control” shall have a net worth greater than that of Tenant as of the date of the Change of Control, applying generally accepted accounting principles, consistently applied (“GAAP”); provided, however, Tenant shall give Landlord prior written notice of such Change in Control not less than thirty (30) days prior to the effective date of such Change in Control and such notice shall include documentation reasonably sufficient to demonstrate that Tenant’s net worth after the Change in Control is sufficient so that Landlord’s approval is not required.
The term “net worth” as used herein shall mean total assets less total liabilities.
          If Tenant desires to assign this Lease or sublease the Premises, Tenant shall provide Landlord notice in writing at least fifteen (15) business days in advance of the date on which Tenant desires such assignment or sublease to take effect. Tenant’s notice shall include (A) the name and address of the proposed subtenant or assignee; (B) the nature of the proposed subtenant’s or assignee’s business it will operate in the Premises; (C) the terms of the proposed sublease or assignment; and (D) reasonable financial information so that Landlord can evaluate the proposed subtenant or assignee. Landlord shall, within seven (7) business days after receiving such information, give notice to the Tenant to permit or deny the proposed sublease or assignment. If Landlord does not give notice within the seven (7) business day period, then Landlord shall be deemed to have consented to the sublease or assignment upon the terms provided in Tenant’s notice.
          Notwithstanding an assignment or subletting (i) subleases and assignments by Tenant shall be subject to the terms of this Lease; (ii) Tenant shall remain liable for all of the obligations of “Tenant” under this Lease; (iii) consent to one sublease or assignment does not waive the consent requirement for future assignments or subleases; and (iv) fifty percent (50%) of any consideration received by Tenant from an assignment or sublease that exceeds the amount Tenant must pay Landlord hereunder, excluding reasonable leasing commissions paid by Tenant, payments attributable to the amortization of the cost of improvements made to the Premises at Tenant’s cost for the assignee or sublessee, and other reasonable, out-of-pocket costs paid by Tenant directly related to Tenant’s obtaining an assignee or sublessee, shall also be paid to Landlord. Tenant shall pay such amount to Landlord at the beginning of each calendar month. Landlord shall have the right to audit Tenant’s books and records to verify the accuracy of the payments under this Section.
          If the proposed sublessee or assignee is approved by Landlord and Tenant fails to enter into the sublease or assignment with the approved sublessee or assignee within ninety (90) days after the date Tenant submitted its proposal to Landlord, then Landlord’s approval shall expire, and Tenant must comply again with the conditions of this Section. Notwithstanding the giving by Landlord of its consent to any sublease or assignment with respect to the Premises, no sublessee or assignee may exercise any renewal options, expansion options, rights of first refusal or similar rights except in accordance with a separate written agreement entered into directly between the Landlord and such sublessee or assignee provided Tenant continues to be liable for the performance of all obligations hereunder, as increased or otherwise affected by the exercise of such rights. Tenant may not exercise any renewal options, expansion options, rights of first refusal or similar rights under this Lease if Tenant has assigned all of its interest in this Lease.
          39. Merger of Estates. The voluntary or other surrender of this Lease by Tenant or a mutual cancellation hereof, shall not work a merger, but shall, at the option of Landlord, terminate all or any existing subleases or subtenancies, or may, at the option of Landlord, operate as an assignment to Landlord of Tenant’s interest in such subleases or subtenancies.
          40. Limitation of Liability. Notwithstanding anything herein to the contrary, Tenant’s sole and exclusive remedy for the failure of Landlord to perform any of its obligations shall be to proceed against the interests of Landlord in and to the Building. Therefore, Tenant hereby agrees that no personal or corporate liability of any kind or character whatsoever now attaches or at any time hereafter under any condition shall attach to Landlord for payment or performance of any obligations hereunder, including, without limitation, any Landlord indemnity obligations under Section 26. The obligations under this Section shall survive the expiration or earlier termination of this Lease.
          41. Subordination. The rights and interests of Tenant under this Lease and in and to the Premises shall be subject and subordinate to all easements and recorded restrictions, covenants, and agreements pertaining to the Project, or any part thereof, and to all deeds of trust, mortgages, and other security instruments and to all renewals, modifications, consolidations, replacements and extensions thereof (the “Security Documents”) heretofore or hereafter executed by Landlord covering the Premises, the Building or any part of the Project, to the same extent as if the Security Documents had been executed, delivered and recorded prior to the execution of this Lease. After Tenant’s receipt of a notice from Landlord that it has entered into one or more Security Documents, then, during the term of such Security Documents, Tenant shall deliver to the holder or holders of all Security Documents a copy of all notices to Landlord and shall grant to such holder or holders the right to cure all defaults, if any, of Landlord hereunder within the same time period provided in this Lease for curing such defaults by Landlord and, except with the prior written consent of the holder or holders of the Security Documents, shall not surrender or terminate this Lease except pursuant to a right to terminate expressly set forth in this Lease and shall attorn to any holder of any Security Documents or its successor in interest by foreclosure or otherwise. The provisions of this subsection shall be self-operative and shall not require further agreement by Tenant; however, at the request of Landlord, Tenant shall execute such further documents as may be required by the holder of any Security Documents. Upon Tenant’s reasonable request, Landlord agrees that it shall undertake commercially reasonably efforts to obtain a subordination, non-disturbance and attornment agreement (“SNDA”) substantially similar to that attached hereto as “Exhibit E” from any and all existing holders of Security Documents. At any time and from time to time upon not less than ten (10) days’ prior notice by Landlord, Tenant shall execute, acknowledge and deliver to the Landlord a written estoppel certificate certifying: (i) the Rentable Area of the Premises, (ii) the Commencement Date and Expiration Date of this Lease, (iii) the Base Rent, Base Rent Adjustment and expense stop, (iv) that this Lease is unmodified and in full force and effect, or if there have been modifications, that the same is in full force and effect as modified and stating the modifications, (v) whether or not the Landlord is in default in the keeping, observance or performance of any covenant, agreement, term, provision or condition of this Lease and, if so, specifying each such default, (vi) that Tenant has unconditionally accepted and occupied the Premises, (vii) that all requirements of the Lease have been complied with and no charges, set-offs or other credits exist against any rentals, (viii) that Tenant has not assigned, pledged, sublet, or otherwise transferred any interest in this Lease; and (ix) such other matters as Landlord may reasonably request, it being intended that any such statement may be relied upon by any prospective purchaser, mortgagee or assignee of any mortgage of the Building or the Project or of the Landlord’s interest therein.
          42. Legal Interpretation. This Lease shall be interpreted and enforced in accordance with the laws of the state where the Project is located. The determination that any provision of this Lease is invalid, void, illegal, or unenforceable shall not affect or invalidate the remainder. Notwithstanding the title of this Lease and the references to Landlord and Tenant, this Lease is intended to constitute a lease with Landlord being the landlord and Tenant being the tenant. All obligations of either party requiring any performance after the expiration of the Term shall survive the expiration or earlier termination of this Lease and shall be fully enforceable in accordance with those provisions pertaining thereto. If Tenant consists of two or more parties, then all such parties shall be jointly and severally liable for all obligations of Tenant hereunder.
          43. Use of Names and Signage. Tenant shall not have the right to use the name of the Project or Building except in connection with Tenant’s address, and then such terms cannot be emphasized or displayed with more prominence than the rest of such address. Landlord shall have the right to change the name of the Building or Project whenever Landlord in its sole judgment deems appropriate without any consent of or liability to Tenant. Any signage of Tenant within its Premises is subject to the prior written approval of Landlord which shall not be unreasonably withheld, conditioned or delayed; provided in all cases, Tenant shall be solely responsible for all costs and expenses relating to any such signage, including, without limitation, design, installation, any operating costs, maintenance, cleaning, repair and removal. Tenant shall be obligated to pay the cost and expense of repairing any damage associated with the removal of any such signage. Tenant shall have no right to place any signage outside the Premises, on the exterior of the Building or elsewhere in the Project. Subject to availability and payment to Landlord of an additional signage fee of $1,000 per month, Tenant may install signage on the existing multi-tenant monument sign located on the Project and further identified on the attached Exhibit A-1. Signage will be at Tenant’s sole cost and expense to install and maintain. The location, size, design, graphics and color of Tenant’s monument identification shall be consistent with the current signage and is subject to Landlord’s prior written approval. Such signage may require approval from the City of Sugar Land and final Building approval is conditioned upon receiving such approval from the City.
          44. Relocation. [INTENTIONALLY DELETED]
          45. Brokerage Fees. Tenant warrants and represents that it has had no dealings with any broker in connection with the negotiation or execution of this Lease other than Tenant’s Broker. Tenant’s Broker represents Tenant’s interests in connection with this transaction and shall be paid by Landlord for its services pursuant to a separate, written agreement fully executed by Tenant’s Broker and Landlord prior to full execution of this Lease. Landlord’s Broker represents Landlord’s interests in connection with this transaction and shall be paid by Landlord for its services pursuant to a separate, written agreement fully executed by Landlord’s Broker and Landlord prior to full execution of this Lease. Except as expressly provided above, Landlord and Tenant will each indemnify, defend, and hold the other harmless from and against, any brokerage or leasing commission or finder’s fee claimed by any party in connection with this Lease, when the claim is by through or under Landlord or Tenant, as applicable.

          46. Successors and Assigns. This Lease shall be binding upon and inure to the benefit of Landlord and its successors and assigns, and Tenant and its permitted successors and assigns.
          47. Force Majeure. Except for the payment of Rent or any other sum due hereunder, each party hereto shall be excused for the period of any delay and shall not be deemed in default with respect to the performance of any of its obligations when prevented from so doing by a cause beyond such party’s reasonable control, including labor disputes, government regulations, fire or casualty, acts of terrorism, inability to obtain any materials or services, or acts of God (collectively, “Force Majeure Events”).
          48. Parking. While Tenant is occupying the Premises and is not in Default, Tenant shall have the right to use the Parking Spaces in the Building’s Parking Facility indicated in Section 1 and as designated by Landlord from time to time, subject to any reasonable, non-discriminatory rules and regulations that may be promulgated by Landlord from time to time. If requested by Landlord, Tenant shall execute a separate parking license agreement detailing Landlord’s and Tenant’s rights and obligations with respect to the Parking Spaces. Tenant shall pay to Landlord as additional Rent $70.00 per reserved parking space per month and $35.00 per unreserved parking space per month; provided, however, that unreserved parking charges shall be abated for the first sixty (60) months of the lease Term and parking charges for up to eight (8) reserved spaces shall be abated for the initial twelve (12) months of the lease Term. All parking charges shall be subject to applicable taxes. Nothing herein contained shall be construed to grant to Tenant any estate in real property, but rather as a license only.
          49. Rooftop Antenna. Tenant shall have no right to place any microwave, satellite or other type of antenna on the roof or exterior of the Building with the prior written consent of Landlord which may be withheld or conditioned in Landlord’s sole and absolute discretion. Landlord expressly reserves the right to charge a fee relating to each such devise. Tenant acknowledges that Landlord currently is under contract with Spectrasite Building Group, Inc. for management and leasing of the roof of the Building.
          Not withstanding the above, subject to rooftop availability at Landlord’s sole determination, Tenant shall execute a separate license agreement detailing Landlord’s and Tenant’s rights and obligations with respect to rooftop communications equipment.
          50. Attorneys’ Fees. If Tenant fails to pay any Rent or other sum due under this Lease, and such sum is thereafter collected by or through an attorney at law, then, in addition to such sums, Tenant shall also pay Landlord’s reasonable attorneys’ fees and other reasonable costs and expenses incurred in such collection. If Landlord and Tenant litigate any provision of this Lease or the subject matter hereof, the unsuccessful party will pay to the successful party all costs and expenses, including reasonable attorneys’ fees and expenses and court costs, incurred by the successful party, including any cost incurred by the successful party on appeal; provided, however that a recovery of attorneys’ fees by Landlord under this sentence shall include, but shall not duplicate, the recovery by Landlord of its reasonable attorneys’ fees and other reasonable costs and expenses of collection permitted under the first sentence of this Section.
          51. Guaranty. [INTENTIONALLY DELETED]
          52. Entire Agreement. No oral statements or prior written material not specifically incorporated herein shall be of any force or effect. Tenant agrees that in entering into this Lease and accepting the Premises, it relies solely upon the representations and agreements contained in this Lease, the exhibits attached hereto and the written agreements, if any, executed contemporaneously herewith. This agreement, including the Exhibits which are attached hereto and a part hereof, constitutes the entire agreement of the parties and shall in no way be conditioned, modified or supplemented except by a written agreement executed by both parties.
53. Right of First Refusal. Provided the Lease Agreement is in full force and effect and no Event of Default shall have occurred; Tenant shall have a continuing and re-occurring right of first refusal on available space on the sixth (6th) floor. of the Building (“Right of First Refusal Space”) prior to Landlord leasing said Right of First Refusal Space, or any portion thereof, to any bona fide third party. At such time as Landlord engages into negotiations with a prospective Tenant on all or any portion of the Right of First Refusal Space (“Offered Space”), Landlord shall notify Tenant of such fact and shall include in such notice the rent, term and other terms at which Landlord is prepared to offer such Offered Space to such prospective Tenant. Tenant shall have the right to exercise its Right of First Refusal on the Offered Space upon the following conditions:
Tenant shall have seven (7) days to respond to Landlord, in writing, stating its intent to exercise or waive this option. In the event that Tenant’s written response is not received by Landlord within this time frame, Tenant will be deemed to have waived this right. If Tenant exercises such option, Landlord and Tenant shall execute an amendment to this Lease setting forth the space to be added hereto and the terms of such expansion.

If Tenant so waives its right to lease the Offered Space (either by giving written notice thereof or by failing to give any notice), Landlord shall have the right to lease the Offered Space to the prospective Tenant. Upon the execution of such lease between Landlord and the prospective Tenant this Right of First Refusal as to the Offered Space shall thereafter be null, void and of no further force or effect.
Upon exercise by Tenant of its Right of First Refusal on the Offered Space as provided herein, Landlord and Tenant shall, within fifteen (15) days after Tenant delivers to Landlord notice of its election, enter into a lease amendment covering the Offered Space for the rent, for the term, and containing substantially the same terms and conditions as Landlord notified Tenant, except that, if the term of such Right of First Refusal Space would extend beyond the Expiration Date of the original Lease, the term of the original Lease will be extended to the expiration date of the Right of First Refusal Space.
Any assignment or subletting by Tenant shall terminate the Right of First Refusal of Tenant contained herein. The Right of First Refusal of Tenant contained herein shall be subject and subordinate to any rights of renewal, expansion or extension existing under any other Tenant leases for the Building as of the date of the Lease.
Notwithstanding the preceding, space shall not be deemed to become available if the space is: (i) assigned or subleased by the then current tenant of the space; (ii) subject to a specific expansion or other right of another tenant existing as of the Commencement Date unless and until such tenant(s) have failed to timely exercise their option(s); or (iii) not leased to a tenant as of the date of this Lease (until that space is leased, an then subsequently “becomes available”).
          54. Renewal Option. Landlord hereby grants to Tenant a right to renew the Lease with respect to all of the Premises for two (2) additional periods of five (5) years each, at Tenant’s option, upon Tenant’s prior written notice given to Landlord with not more than fourteen (14) or less than twelve (12) months prior to expiration of the Term or the renewal thereof. The renewal term shall be at the then prevailing Market Rate (defined below) as of the date the respective renewal option notice is given by Tenant. After Landlord receives such prior written notice from Tenant, Landlord shall provide Tenant with its good faith estimate of the then-prevailing Market Rate (defined below). Landlord and Tenant shall negotiate in good faith for a reasonable period of time (not to exceed thirty (30) days) after Landlord submits its good faith estimate to Tenant. During such reasonable time period, Tenant, at its option, shall either a) elect not to renew, in which case Tenant’s renewal option shall become null and void, b) exercise the renewal option at the agreed upon Market Rate, or c) elect to renew subject to the determination of the Market Rate by way of arbitration (in the manner defined below). Notwithstanding the foregoing, Tenant shall not be entitled to exercise its renewal option while a Default exists hereunder.
          With respect to the rights granted to Tenant under this Section 54, the applicable fair market rental rate (the “Market Rate”) shall be that rate (determined on a “gross” lease basis) charged to non-renewing/non-extending tenants for space of comparable size, location and conditions in comparable office buildings located in the applicable submarket area of Houston, Texas, it being agreed that the best evidence of Market Rate is the rate then charged for comparable space in the Building, further taking into the consideration the following:
1. The location, quality and age of the Building;
2. the use, location, size and floor level(s) of the space in question;
3. the definition of “rentable area”;
4. the extent of leasehold improvements (other than those already installed by Tenant in the Premises);
5. leasehold improvement allowances;
6. abatements (including with respect to base rental, operating expenses, and parking charges);
7. the inclusion of parking charges in rental;
8. lease takeovers/assumptions;
9. relocation/moving allowances;
10. space planning/interior architecture and engineering allowances;
11. refurbishment and repainting allowances;
12. club memberships;
13. other concessions or inducements;
14. the extent of services provided or to be provided;
15. the distinction between “gross” and “net” lease;
16. the base year or dollar amount for escalation purposes (operating expenses, taxes and the management fee);
17. any other adjustments (including by way of indexes) to base rental;
18. the credit standing and financial stature of the tenant;
19. the term or length of lease;
20. the time the particular rental rate under consideration was agreed upon and became or is to become effective;

21. the payment of a leasing commission and/or fees/bonuses in lieu thereof, whether to Landlord, any person or entity affiliated with Landlord, or otherwise; and
22. any other relevant term or condition in making such Market Rate determination.
          In all instances, the factors above used in the determination of Market Rate shall be specific to the point in time the subject notice was given, and the Market Rate comparables shall be those going into effect, or agreed upon, at that time. In the event Landlord and Tenant are unable to agree on the Market Rate, then same shall be submitted to arbitration as provided for below.
          Any dispute concerning the determination of the Market Rate shall be settled by arbitration in accordance with the Arbitration Rules for the Real Estate Industry promulgated by the American Arbitration Association then in effect (“AAA Rules”); however, the requirements of this provision shall control over any contrary provisions in the AAA Rules. Tenant may initiate arbitration by sending written notice to Landlord of the need for arbitration (“Arbitration Notice”). Within 10 days after receipt of the Arbitration Notice, the parties shall respond to the Arbitration Notice by submitting their position stated, including each parties’ assessment of Market Rate (“Assessment”). Neither party may change its respective position after delivery in accordance with the foregoing provisions. Each party shall, within 15 days of receipt of the Arbitration Notice, select one arbitrator and within thirty (30) days thereafter, the two arbitrators so selected shall meet and select the third arbitrator. Prior to selecting the third arbitrator, the two arbitrators will endeavor for a period not to exceed fifteen (15) days from the date of their selection to settle on the Market Rate (which rate does not need to equal either party’s Assessment), at which point, if they have not reached a settlement, the third arbitrator will be engaged. In the event that one or the other party does not select an arbitrator as provided herein, or in the event that the two arbitrators are unable to agree as to a third arbitrator, the AAA Rules shall be applied to select the required arbitrator. The arbitrators shall be a person who, as of the date of his or her appointment, (i) is a real estate broker licensed in the State of Texas; (ii) has at least 10 years of experience in the field of office leasing (including at least five years of experience in the Houston, Texas market); (iii) has not represented either Landlord or Tenant during the preceding five (5) years; (iv) has participated in the negotiation of not less than 500,000 square feet of office space (in the aggregate), and completed a single transaction of at least 40,000 square feet in the prior two (2) years and (v) is generally experienced and competent in determining market rates for office space similar to the Leased Premises. The arbitrators shall hold a hearing during which Landlord and Tenant may present evidence in support of their respective Assessments. Within 10 days after the date on which the hearing is completed, the arbitrators will determine the Market Rate based upon the parties’ submittals and evidence presented. The authority of the arbitrators is limited to determining whether the Landlord’s Assessment is most nearly correct or the Tenant’s Assessment is most nearly correct (that is, “baseball” style arbitration). Thus, the arbitrators shall select either the Landlord’s Assessment or the Tenant’s Assessment as being the closer, on a price per square foot basis, to the Market Rate. With regard to the determination of Market Rate, such Assessment shall become the Base Rent and the arbitrators shall have no authority to select a rate that they think more accurately reflects the true Market Rate. The Arbitrators’ decision shall be by majority vote. The Arbitrators’ determination shall be binding on Landlord and Tenant and may be enforced by a court of competent jurisdiction. Each party shall pay the fees and costs charged by the arbitrator selected by such party, and the parties shall each pay one-half (1/2) of the costs and fees of the third arbitrator.
          55. Tenant Certification. Tenant certifies that, as of the Effective Date hereof: (i) neither it nor its officers, directors, or controlling owners is listed as a “Specifically Designated National or Blocked Person” (“SDN”) on the SDN list maintained and updated from time to time on the United States Treasury Department’s website (the “SDN List”), or is otherwise a banned or blocked person, entity, or nation pursuant to any law, order, rule or regulation that is enforced or administered by the Office of Foreign Assets Control (“OFAC”), or is otherwise named by any Executive Order, the United States Department of Justice, or the United States Treasury Department as a terrorist; (ii) neither it nor its officers, directors, or controlling owners, is acting, directly or indirectly, for or on behalf of any person, group, entity, or nation that is listed on the SDN List or is otherwise named by any Executive Order, the United States Department of Justice, or the United States Treasury Department as a terrorist, SND or other banned or blocked person, entity, nation, or transaction pursuant to any law, order, rule or regulation that is enforced or administered by the OFAC; (iii) neither it nor its officers, directors, or controlling owners is engaged in this transaction, directly or indirectly on behalf of, or instigating or facilitating this transaction, directly or indirectly on behalf of, any such person, group, entity, or nation; (iv) neither it nor its officers, directors, or controlling owners is in violation of Presidential Executive Order 13224, the USA PATRIOT Act, the Bank Secrecy Act, the Money Laundering Control Act, or any regulations promulgated pursuant thereto (collectively, “Anti-Terrorism Laws”); and (v) neither it nor its officers, directors, or controlling owners is an entity with whom Tenant is prohibited from transacting business under any of the Anti-Terrorism Laws.
          Tenant further certifies that, during the Term of this Lease (and any extensions thereof), Tenant will not violate any of the Anti-Terrorism Laws, and it will not do business with any entity that violates any of the Anti-Terrorism Laws. Upon the request of Tenant from time during the Term (and any extensions thereof), Tenant shall execute and return to Landlord a certificate stating that Tenant is then in compliance with the provisions of this section of the Lease.
Tenant shall indemnify, defend (with counsel reasonably acceptable to Landlord), and hold Landlord and its directors, officers, partners, members, shareholders, employees, and agents harmless from any and all obligations, claims, administrative proceedings, judgments, damages, fines, penalties, costs, and liabilities, including reasonable attorneys’ fees and costs, incurred by Landlord or its directors, officers, partners, members, shareholders, employees, or agents as a result of the breach of the foregoing certification. Moreover, to the extent any provision of this section of the Landlord is breached during the Term of this Lease (and any extensions thereof), Landlord may, at its sole option, immediately terminate this Lease without payment or obligation to Tenant.
          WITNESS WHEREOF, this Lease is executed and, except as otherwise expressly provided herein, all provisions shall be effective, as of the Effective Date.

Landlord:		Tenant:
Parkway Properties LP		US Dataworks, Inc., a Delaware corporation
By:	Parkway Properties General Partners, Inc.,
its General Partner

By:	(signature)	By:		(signature)

Name:	Mitch Mattingly	Name:	Charles E. Ramey

Its:	Executive Vice President & Senior Asset Manager	Its:	Chief Executive Officer

EXHIBIT A
FLOOR PLAN
To be inserted later

EXHIBIT A-1
EXTERIOR SIGNAGE
To Be Inserted Later

EXHIBIT B
CLEANING AND JANITORIAL SERVICES

NIGHTLY	1.	Empty all waste receptacles, clean as necessary.
CLEANING	2.	Vacuum all carpeted traffic areas and other areas as needed.
	3.	Dust furniture, files, fixtures, etc.
	4.	Damp wipe and polish all glass furniture tops.
	5.	Remove finger marks and smudges from vertical surfaces.
	6.	Clean all water coolers.
	7.	Sweep all private stairways nightly, vacuum if carpeted.
	8.	Damp mop spillage in office and public areas as required.

WEEKLY	1.	Twice weekly, detail vacuum all rugs and carpeted areas.
CLEANING	2.	Once weekly, dust all cleared surfaces of furniture, files, fixtures, etc.

WASH ROOMS	1.	Damp mop, rinse and dry floors nightly.
(NIGHTLY)	2.	Scrub floors as necessary.
	3.	Clean all mirrors, bright work and enameled surfaces nightly.
	4.	Wash and disinfect all fixtures.
	5.	Damp wipe and disinfect all partitions, tile walls, etc.
	6.	Empty and sanitize all receptacles.
	7.	Fill toilet tissue, soap, towel, and sanitary napkin dispensers.
	8.	Clean flushometers and other metal work.
	9.	Wash and polish all wall partitions, tile walls and enamel surfaces from trim to floor monthly.
	10.	Vacuum all louvers, ventilating grilles and dust light fixtures monthly.

FLOORS	1.	Ceramic tile, marble and terrazzo floors to be swept nightly and washed or scrubbed as necessary.
	2.	Vinyl floors and bases to be swept nightly.
	3.	Tile floors to be waxed and buffed monthly.
	4.	All carpeted areas and rugs to be detailed vacuumed twice weekly and all carpeted traffic areas and other areas as needed to be vacuumed nightly.
	5.	Carpet shampooing will be performed at Tenant’s request and billed to Tenant.

GLASS	1.	Clean inside of all perimeter windows as needed, but not more frequently than once every eighteen (18) months.
	2.	Clean outside of all perimeter windows as needed, but not more frequently than once every eighteen (18) months.
	3.	Clean glass entrance doors and adjacent glass panels nightly.

HIGH DUSTING	1.	Dust and wipe clean all closet shelving when empty.
(QUARTERLY)	2.	Dust all picture frames, charts, graphs, etc.
	3.	Dust clean all vertical surfaces.
	4.	Damp dust all ceiling air conditioning diffusers.
	5.	Dust the exterior surfaces of lighting fixtures.

DAY SERVICE	1.	Check men’s washrooms for toilet tissue replacement.
	2.	Check ladies’ washrooms for toilet tissue and sanitary napkin replacements.
	3.	Supply toilet tissue, soap and towels in men’s and ladies’ washrooms.
Neither Landlord nor the janitorial company will be responsible for removing items from surfaces in order to dust them. It is understood that while dusting is completed nightly in the common areas, it is only completed in the Premises once a week and on no particular day. In addition, neither Landlord nor the janitorial company will be responsible for moving, dusting or cleaning any computer, copier, printer or other office equipment. Notwithstanding anything herein to the contrary, it is understood that no services of the character provided for in this Exhibit shall be performed on Saturdays, Sundays or Holidays.

EXHIBIT C
RULES AND REGULATIONS OF BUILDING
     1. No smoking shall be permitted within any portion of the Building or within twenty (20) feet of the Building’s exterior doors, including tenant spaces and common areas.
     2. Landlord may provide and maintain a directory for all tenants of the Building. No signs, advertisements or notices visible to the general public shall be permitted within the Project without the prior written consent of Landlord. Landlord shall have the right to remove any such sign, placard, picture, advertisement, name or notice placed in violation of this rule without notice to and at the expense of the applicable tenant.
     3. Sidewalks, doorways, vestibules, halls, stairways and other similar areas shall not be obstructed by tenants or used by any tenant for any purpose other than ingress and egress to and from the leased premises and for going from one to another part of the Building. At no time shall any tenant permit its employees, agents, contractors or invitees to loiter in common areas or elsewhere in or about the Building or Project.
     4. Corridor doors, when not in use, shall be kept closed.
     5. Plumbing fixtures and appliances shall be used only for the purposes for which designed, and no sweepings, rubbish, rags, food or other unsuitable material shall be thrown or placed therein. Every tenant shall be responsible for ensuring that its employees, agents, contractors and invitees utilize Common Area restrooms in accordance with generally accepted practices of health, cleanliness and decency.
     6. Landlord shall provide all locks for doors into each tenant’s leased area, and no tenant shall place any additional lock or locks on any door in its leased area without Landlord’s prior written consent. Two keys for each lock on the doors in each tenant’s leased area shall be furnished by Landlord. Additional keys shall be made available to tenants at the cost of the tenant requesting such keys. No tenant shall have any duplicate keys made except by Landlord. All keys shall be returned to Landlord at the expiration or earlier termination of the applicable lease.
     7. A tenant may use microwave ovens and coffee brewers in kitchen or break areas. Except as expressly authorized by Landlord in writing, no other appliances or other devices are permitted for cooking or heating of food or beverages in the Building. No portable heaters, space heaters or any other type of supplemental heating device or equipment shall be permitted in the Building. All tenants shall notify their employees that such heaters are not permitted.
     8. All tenants will refer all contractors, subcontractors, contractors’ representatives and installation technicians who are to perform any work within the Building to Landlord before the performance of any work. This provision shall apply to all work performed in the Building including, but not limited to installation of telephone and communication equipment, medical type equipment, electrical devices and attachments, and any and all installations of every nature affecting floors, walls, woodwork, trim, windows, ceilings, equipment and any other physical portion of the Building.
     9. Movement in or out of the Building of furniture or office equipment, or dispatch or receipt by a tenant of any heavy equipment, bulky material or merchandise which require the use of elevators, stairways, lobby areas or loading dock areas, shall be restricted to hours designated by Landlord. A tenant must seek Landlord’s prior approval by providing in writing a detailed listing of any such activity. If approved by Landlord, such activity shall be performed in the manner stated by Landlord.
     10. All deliveries to or from the Building shall be made only at such times, in the manner and through the areas, entrances and exits designated by Landlord.
     11. No portion of any tenant’s leased area shall at any time be used for sleeping or lodging quarters. No birds, animals or pets of any type, with the exception of guide dogs accompanying visually impaired persons, shall be brought into or kept in, on or about any tenant’s leased area.
     12. No tenant shall make or permit any loud or improper noises in the Building or otherwise interfere in any way with other tenants or persons having business with them.
     13. Each tenant shall endeavor to keep its leased area neat and clean. Nothing shall be swept or thrown into the corridors, halls, elevator shafts, stairways or other common areas, nor shall tenants place any trash receptacles in these areas.

     14. No tenant shall employ any person for the purpose of cleaning other than the authorized cleaning and maintenance personnel for the Building unless otherwise approved in writing by Landlord. The work of cleaning personnel shall not be hindered by a tenant after 5:30 PM local time, and such cleaning work may be done at any time when the offices are vacant. Exterior windows and common areas may be cleaned at any time.
     15. To insure orderly operation of the Building, Landlord reserves the right to approve all concessionaires, vending machine operators or other distributors of cold drinks, coffee, food or other concessions, water, towels or newspapers. No tenant shall install a vending machine in the Building without obtaining Landlord’s prior written approval, which shall not be unreasonably withheld; provided, however, any vending machine installed in the Building shall not exceed the weight load capacity of the floor where such machine is to be installed; and, Landlord reserves the right to require that such vending machine be separately metered in accordance with this Lease, and that such vending machine be equipped with an automatic device that reduces the power consumption of such machine during non-peak hours of use of such machine.
     16. Landlord shall not be responsible to tenants, their agents, contractors, employees or invitees for any loss of money, jewelry or other personal property from the leased premises or public areas or for any damages to any property therein from any cause whatsoever whether such loss or damage occurs when an area is locked against entry or not.
     17. All tenants shall exercise reasonable precautions in protection of their personal property from loss or damage by keeping doors to unattended areas locked. Tenants shall also report any thefts or losses to the Building Manager and security personnel as soon as reasonably possible after discovery and shall also notify the Building Manager and security personnel of the presence of any persons whose conduct is suspicious or causes a disturbance. The tenant shall be responsible for notifying appropriate law enforcement agencies of any theft or loss of any property of tenant or its employees, agents, contractors, or invitees.
     18. All tenants, their employees, agents, contractors and invitees may be called upon to show suitable identification and sign a building register when entering or leaving the Building at any and all times designated by Landlord form time to time, and all tenants shall cooperate fully with Building personnel in complying with such requirements.
     19. No tenant shall solicit from or circulate advertising material among other tenants of the Building except through the regular use of the U.S. Postal Service. A tenant shall notify the Building Manager or the Building personnel promptly if it comes to its attention that any unauthorized persons are soliciting from or causing annoyance to tenants, their employees, guests or invitees.
     20. Landlord reserves the right to deny entrance to the Building or remove any person or persons from the Building in any case where the conduct of such person or persons involves a hazard or nuisance to any tenant of the Building or to the public or in the event or other emergency, riot, civil commotion or similar disturbance involving risk to the Building, tenants or the general public.
     21. Unless expressly authorized by Landlord in writing, no tenant shall tamper with or attempt to adjust temperature control thermostats in the Building. Upon request, Landlord shall adjust thermostats as required to maintain the Building Standard temperature.
     22. All requests for overtime air conditioning or heating must be submitted in writing to the Building management office by noon on the day desired for weekday requests, by noon Friday for weekend requests, and by noon on the preceding business day for Holiday requests.
     23. Tenants shall only utilize the termite and pest extermination service designated or approved by Landlord.
     24. No tenant shall install, operate or maintain in its leased premises or in any other area of the Building, any electrical equipment which does not bear the U/L (Underwriters Laboratories) seal of approval, or which would overload the electrical system or any part thereof beyond its capacity for proper, efficient and safe operation as determined by Landlord, taking into consideration the overall electrical system and the present and future requirements therefor in the Building.
     25. Parking in the Parking Facility shall be in compliance with all parking rules and regulations including any sticker or other identification system established by Landlord. Failure to observe the rules and regulations shall terminate an individual’s right to use the Parking Facility and subject the vehicle in violation to removal and/or impoundment. Parking stickers or other forms of identification supplied by Landlord shall remain the property of Landlord and not the property of a tenant and are not transferable. The owner of the vehicle or its driver assumes all risk and responsibility for damage, loss or theft to vehicles, personal property or persons while such vehicle is in the Parking Facility.
     26. Each tenant shall observe Landlord’s reasonable rules with respect to maintaining standard window coverings at all windows in its leased premises so that the Building presents a uniform exterior appearance. Each tenant shall ensure that to the extent reasonably practical, window coverings are closed on all windows in its leased premises while they are exposed to the direct rays of the sun.
     27. Bicycles and other vehicles are not permitted inside or on the walkways outside the Building, except in those areas specifically designated by Landlord for such purposes and except as may be needed or used by a physically handicapped person.
     28. Landlord reserves the right to rescind any of these rules and regulations and to make such other and further rules and regulations as in its judgment shall from time to time be needful for the safety, protection, care and cleanliness of the Building, the operation thereof, the preservation of good order therein and the protection and comfort of the tenants and their agents, employees and invitees, which rules and regulations, when made and written notice thereof is given to a tenant, shall be binding upon it in like manner as if originally herein prescribed.

EXHIBIT D TO LEASE AGREEMENT
WORK LETTER
(CONSTRUCTION BY LANDLORD)
This Work Letter supplements the Lease to which this Work Letter is attached and, together with the Lease, governs the construction of the Initial Improvements to the Premises. All capitalized terms appearing in this Work Letter shall have the same meaning as those appearing in the Lease, except as expressly modified herein.
1. Initial Improvements
a.	The design and construction of the improvements shown in the Final Plans defined below (the “Initial Improvements”) shall be at the expense of Tenant except to the extent of the Improvement Allowance defined below.

b.	The cost of the Initial Improvements shall include all “hard” construction costs (e.g., materials) and related “soft” costs (e.g., architectural fees). In connection with the services to be provided by Landlord hereunder, Tenant shall pay to Parkway Realty Services LLC (an affiliate of Landlord) within ten (10) days of invoice a construction management fee equal to three percent (3%) (the “Construction Management Fee”) of Initial Improvements, excluding Initial paint and carpet replacement. The total amount of the hard and soft construction costs and the Construction Management Fee is referred to herein as the “Improvement Costs.”

c.	The existing equipment, will be delivered to Tenant with the Premises (the “Existing Equipment”). Landlord makes no warranty as to the Existing Equipment whatsoever and Tenant accepts the Existing Equipment “AS-IS”, and with all faults.
2. Tenant Plans
a.	Tenant shall cause to be prepared and delivered to Landlord no later than five (5) business days following Lease execution, for Landlord’s approval, the following proposed drawings for the Initial Improvements (“Tenant Plans”):
1.	architectural drawings (consisting of floor construction plan, ceiling lighting and layout, power and telephone plan);

2.	mechanical drawings (consisting of HVAC, electrical, telephone, and plumbing); and

3.	finish schedule (consisting of wall finishes, floor finishes, and miscellaneous details).
b.	Within five (5) business days after Landlord receives the Tenant Plans, Landlord shall approve the Tenant Plans or provide comments regarding any objections to the Tenant Plans. Tenant shall then diligently revise the Tenant Plans to address all of Landlord’s comments. After such revisions are finalized to Landlord’s satisfaction, Landlord shall provide Tenant with a cost estimate and construction bid for the Initial Improvements, which Tenant shall approve or direct Landlord to make certain changes, deletions, or additions and to rebid the same. Landlord shall cause the rebidding of the revised Tenant Plans in accordance with Tenant’s directives and shall submit the revised bid information to Tenant for Tenant’s review and approval, which shall not be unreasonably withheld, conditioned, or delayed. Within five (5) business days of receipt thereof, Tenant shall review such bid information and provide Landlord with Tenant’s approval thereof, including any final corrections and amendments (if any). Thereafter, these Landlord-approved and Tenant-approved Tenant Plans shall be known as the “Final Plans.”

c.	The Tenant Plans and Final Plans shall comply with all applicable Laws and shall be in a form compatible with Landlord’s layering system. Neither review nor approval by Landlord of the Tenant Plans or Final Plans shall constitute a representation or warranty by Landlord that such plans either (1) are complete or suitable for their intended purpose or (2) comply with applicable Laws, it being expressly agreed by Tenant that Landlord assumes no responsibility or liability whatsoever to Tenant or to any other person or entity for such completeness, suitability, or compliance. Tenant shall not without Landlord’s prior written approval make any changes to the Final Plans, except that immaterial changes may be made without Landlord’s prior approval, provided that Tenant provides Landlord with prior written notice of any such change.

3. Construction of Initial Improvements
a.	Upon the full execution of the Lease and the approval by both parties of the Final Plans, Landlord shall proceed to construct the Initial Improvements in accordance with the Final Plans.

b.	If Tenant desires to change the Final Plans, Tenant shall, at its expense, provide to Landlord plans and specifications for such change(s). All such plans and specifications shall be subject to Landlord’s written approval, which will not be unreasonably withheld.

c.	If Tenant requests Landlord to perform additional work to the Premises outside the scope of the Final Plans, then such work shall be performed by Landlord at Tenant’s expense. Prior to commencing any such work requested by Tenant, Landlord will submit to Tenant written estimates of the cost of any such work. If Tenant fails to approve any such estimate within ten (10) days, then the same shall be deemed disapproved in all respects by Tenant, and Landlord shall not be authorized to proceed thereon.

d.	If Tenant fails to supply to Landlord any of the above-specified information within twenty (20) days after the dates so specified, then Landlord may, at its option, declare a Default under the Lease and exercise any of Landlord’s remedies for Default thereunder, including terminating the Lease.

e.	Upon Substantial Completion (defined below), Landlord will assign to Tenant, on a nonexclusive basis, all warranties available from the contractors, subcontractors, suppliers, manufacturers, and materialmen for construction of the Initial Improvements. “Substantial Completion” shall mean the date the applicable certificate of occupancy is issued with respect to the Initial Improvements. Tenant’s sole and exclusive remedy for any defects in materials and/or workmanship shall be for the repair of such defects, or the replacement of the portion of the Initial Improvements affected by such defects, under the aforementioned warranties, and Landlord shall not be responsible for any defect of any nature in the Initial Improvements. Landlord makes no warranties, expressed or implied, including but not limited to implied warranties of merchantability and fitness for a particular purpose, in connection with the Initial Improvements. Tenant’s sole remedy for breach of any applicable warranty shall be the remedy set forth in this Section. Tenant agrees that no other remedy, including without limitation incidental or consequential damages for lost profits, injury to person or property, or any other incidental or consequential loss, shall be available to Tenant.

f.	Prior to and during construction of the Initial Improvements, Tenant’s duly authorized agents shall have the right to enter the Premises for purposes of inspection, making measurements, and installing system furniture (after any floor covering that is part of the Initial Improvements has been installed), phone equipment, and telecommunications cabling, provided each such agent presents Landlord with a Landlord-approved certificate of insurance naming Landlord as an Additional Insured. All work to be scheduled through Landlord .

g.	Upon Substantial Completion, Tenant shall provide Landlord with a punch list of items requiring completion and/or correction with regard to the Initial Improvements (“Punch List”). Landlord shall complete the Punch List as soon as reasonably practicable, but in any event within thirty (30) days after its receipt of the Punch List. Landlord shall own the Initial Improvements as part of the Building. Upon Substantial Completion, the Initial Improvements shall be deemed by Tenant to be satisfactorily completed except to the extent noted in the Punch List.
4. Selection of Contractor
Landlord shall select the contractor for the Initial Improvements. The Construction Rules and Regulations for the Building are attached hereto and incorporated herein as Exhibit A and must be followed by all parties.
5. Improvement Allowance
Landlord shall tender, and Tenant shall accept, possession of the Premises in an “as-is” condition, with all faults, and without warranty, express, implied or statutory, including implied warranties of habitability, suitability, condition, and fitness for a particular purpose, all of which are hereby disclaimed. Any and all costs associated with any physical changes shall comply with this Lease Document. In the event the Improvement Costs exceed the amount of the Improvement Allowance, Tenant shall pay to

Landlord such excess amount within ten (10) days after Tenant’s receipt of Landlord’s invoice for same. In no event shall Landlord be obligated to expend more than the Improvement Allowance.
6. Agreement
     Except as expressly modified by this Letter, the Agreement and all the covenants, agreements, terms, provisions, an conditions thereof shall remain in full force and effect and are hereby ratified and affirmed by Landlord and Tenant.

EXHIBIT A TO WORK LETTER
CONSTRUCTION RULES AND REGULATIONS
INTRODUCTION
The intent of these regulations is to establish criteria for all construction or maintenance activities within the Comerica Bank Building. Parkway Realty, as managing and leasing representative for the building owner asks for your cooperation in maintaining these rules and regulations.
INSURANCE REQUIREMENTS
All general contractors must submit a certificate of insurance prior to beginning work in the building. Required limits are as follows: Commercial General Liability — $5,000,000 Business Automobile Liability — $1,000,000 Workers Compensation — $500,000. Parkway Properties, LP, its subsidiary and affiliate companies, as well as the employees, officers, directors, and agents of such companies must be named as additional insured.
BUILDING ACCESS
Building business hours for tenant use are 7:00 a.m. — 6:00 p.m. Monday through Friday. Saturday entrance is with access card only, as the building is locked.
The Landlord will maintain control of all persons performing a service while on the premises. This includes the right to stop work and remove from the property, any individuals who violate the rules and regulations of the building.
Companies who perform work in the building must be approved to access the building by filling out an Access Card Form and submitting it to Building Management for approval 24 hours in advance. This approval shall be for a specified period of time and area.
Under no circumstances can materials be loaded or unloaded through a pedestrian entrance. Because the building has only one elevator available for freight it is imperative that all deliveries, unloading, etc. be scheduled in advance.
GENERAL INFORMATION
The property management office will stop or shut down any activity at any time that is not in compliance with these rules and regulations. Any claims for compensation due to the delay will not be acknowledged.
Neither the Landlord nor its employees shall be held responsible for any loss, damage, or theft of contractor equipment, materials, tool, or any other item belonging to the contractor.
The contractor must submit a list of emergency phone numbers or an answering service number that will provide a thirty (30) minute (maximum) reply time to the Landlord’s call.
No alcohol, drugs, or persons under the influence of controlled substances of controlled substance are permitted on the premises at any time.
No smoking or chewing of tobacco products in the building or within 100 feet of the entrances. This includes all stairwells, elevators, multi-tenant corridors, restrooms, elevator lobbies and main lobby. Also included are all public areas, tenant space, empty spaces and mechanical rooms.
Contractor will take the necessary precautions to protect the existing property when his work comes in contact with it. Anything damaged by a contractor will be repaired to Landlord’s satisfaction at the contractor’s expense.

Contractors reserving an elevator for construction purposes have exclusive use and the elevator must be manned at all times by the contractor’s representative.
Materials containing asbestos are absolutely forbidden in the building. Contractor warrants all materials are free from asbestos.
Contractors who reserve the freight elevator will sign in with the management office or security officer. Any problems relating to the use of the elevator should be reported to building security. When the reservation time has expired or is not required any longer building security must be notified immediately.
Workers will not frequent any floor other than the floor (s) related to their work without prior approval and scheduling through building management.
Contractors can not lounge or eat in the building’s lobbies, mechanical rooms, hallways, or stairwells. This must be done in designated area, or the assigned work area. Tenant spaces are off limits and shall not be disturbed for any reasons.
Any elevator left unattended for longer than 60 minutes will be considered abandoned and permission for its use will be immediately revoked.
Loud noise from radios tools or workers using inappropriate language is prohibited.
Workers shall be removed from the premises for objectionable conduct.
Theft of any kind will be handled by building security.
The restroom facilities are not to be used for any purpose other than that for which they were intended, i.e.: tool cleaning, etc. is strictly forbidden. Construction personnel will be assigned specific restrooms.
When work is completed the contractor will immediately supply to the Landlord:
•	Certificates of Occupancy or Compliance

•	Operations & Maintenance manuals, installation instructions that came with the purchase, and warranty cards (these must have the serial and model numbers, etc. filled in).

•	As-built drawings
No work will take place in any public area and no construction related materials or equipment are allowed in public areas during building business hours.
TIME SCHEDULE SUMMARY
1.	Building hours for Tenant use are from 7:00 a.m. to 6:00 p.m. Monday through Friday and 8:00 a.m. to 12:00 p.m. on Saturday.
2.	The management office schedules construction elevator usage on a first-come first-served basis.
3.	If the MEP sprinkler, fire safety or security systems are tied into or shut down, a twenty-four hour notice must be submitted to the building office for approval.
4.	If demolition, painting, sweeping, welding, cutting, etc. could possibly activate a smoke detector, a twenty-four hour notice must be submitted to the building office for approval. This work must be accomplished between the hours of 9:00 p.m. and 5:00 a.m.

5.	The management office must be informed 24 hours prior to the need to reserve the freight elevator. The building management reserves the right to revoke elevator usage at any time.
SAFETY
Contractor shall coordinate all fire alarm system and fire sprinkler system related work with the management office and Security. No fire alarm or sprinkler system related work will be performed until proper steps have been taken to assure that false alarms will not occur, that adequate building protection will be maintained, and that the proper agencies have been notified of Fire Safety System downtime. Contractor will also coordinate with Building Management and Security for the proper restoration of the fire alarm and sprinkler systems to normal operation immediately upon completion of the work. Under no circumstances shall the Contractor leave the premises until these systems have been restored to normal operating status.
Contractors shall take adequate steps to prevent false fire alarms or other unnecessary alarms that occur as a direct or indirect result of their work on the premises. This shall include protection of smoke detection devices from smoke, dust, and debris during construction, use of sweeping compound when sweeping floors to avoid dust, and proper precautionary measures taken when working around other alarm initiating devices, such as pull stations, water flow detectors, and fire safety related power sources. All work that, for any reason, may activate the Fire Alarm System must first be reported to the management office so that appropriate measures may be taken to prevent a false alarm. Such work includes welding, sawing, sweeping, painting, sanding, soldering, brazing, etc.
Contractors shall observe the following fire safety precautions at all times:
•	At least one approved fire extinguisher must be within reach of all welding/brazing work and other open flames.

•	Acetylene, oxygen, or other types of pressurized gas bottles must be in an upright position and strapped to an immovable object.

•	Only electric welding machines will be used inside the building.

•	Fire blankets shall be used where appropriate.

•	All electric cords and tools must be inspected on a regular basis and must be in proper working condition.

•	Hazardous Materials may not be brought or stored on the premises without proper documentation procedures being followed.
Hazardous material are defined as:
▪	Flammable liquids

▪	Flammable solids

▪	Pressurized gases

▪	Liquefied gases

▪	Cryogenics

▪	Combustible metals

▪	Oxidizing agents

▪	Explosives

▪	Radioactive materials
CONSTRUCTION PRACTICES
As professionals, all trades must work together as a team to keep the job on schedule with quality installations.
All projects will be swept/vacuumed, trash properly disposed of, and the material organized on a daily basis. Final clean up must be done in a manner acceptable to Management. The final clean up by the General Contractor will include corridor & lease space light fixtures, walls, floors, windows, sills, mini blinds, cabinets, counters, HVAC diffusers or grills (painted if rusty) or blank-off plates, mechanical rooms, restrooms, etc; anything associated with the project. If the Landlord is forced to clean the job site a justified value will be deducted from your contract.

All trash is to be removed from the premises daily. Contractor will provide his own method for trash containment. Walk off mats must be placed inside every entrance/exit, within each construction project for all individuals to wipe their feet on. Mats must be kept clean and vacuumed. There shall be no signs of construction dust in public areas at any time.
Vacant lease spaces, loading docks, mechanical rooms, lobbies, stairwells, maid closets, elevator lobbies and parking areas are not to be used as work areas or storage areas for tools, equipment or materials.
Permits, plans, and certificates of occupancy are to be paid for by the contractor unless noted otherwise.
Contractor must ensure all building MEP and safety systems are in service at all times unless disruptions are scheduled with Building Management.
All phone and data cables must be securely tagged with the tenant’s name and suite number at the origin and every place it crosses a corridor wall or any neighboring tenant wall.
Stairwell and mechanical room doors must not be manipulated to remain in an unlocked state or propped open.
Lobbies are not to be used as staging zones.
Contractors are responsible for notifying Landlord, in writing of existing facility damages, before manning or stocking the job. Otherwise, the contractor is liable for any repairs. This includes lobbies, public corridors, restrooms, doors, stairwells and elevators.
No Company signs, logos, or plans are allowed in public view.
Ladders shall have rubber, carpet or similar material on the feet to prevent sound transmission when they are moved.
All gang boxes, dollies, carts, or other material moving devices shall have rubber tires.
Material stacking shall not exceed seventy (70) pounds/square inch.
All identified unused and salvageable material or equipment must be relocated to a floor area designated by Landlord if the Landlord chooses to keep it. Otherwise it must be removed from the building.
All work involving core drilling, spraying or other function that may cause disruptive noise, fumes, odor, or result in necessary access to any occupied Tenant space or in any public area, must be approved by Building Management. All work of this nature must be performed after building hours unless otherwise approved prior to work.
Noisy work shall be defined as any noises distracting to neighboring tenants including but not limited to the following:
-	Concrete coring, drilling or chipping

-	Installation of power actuated fasteners

-	Tack strip nailing

-	Chop sawing

-	Banging on pipes or other equipment

-	Demolition
All penetration of piping, duct work, conduits, etc. through walls, partitions, and floors shall be fire sealed to the Landlord’s satisfaction to maintain the integrity of the structure’s fire safety rating.
Any openings in walls and partitions made by the Contractor for access to construction work shall be patched and/or repaired to the Landlord’s satisfaction to maintain the integrity of the structure’s fire safety rating.

Any openings in walls and partitions made by the Contractor for access to construction work shall be patched and/or repaired to the Landlord’s satisfaction.
Before each job begins the General Contractor must submit a list of subcontractors to be used and hold a pre-job meeting at the site.
Only contractors approved by management shall be utilized to do work in this building. If any subcontractor intends to utilize the services of another contractor to create a sub-to-sub relationship, Building Management must be notified in writing by the general contractor prior to issuance of the building agreement. NOTE: Contractors not allowed in this building: High Rise Electric, Summit Electric, Graves Mechanical and Grant Sheet Metal.
Contractors must use designated partking areas and not park in the visitor, reserved, or handicapped parking.
SUMMARY
These rules and regulations are to be common knowledge to all workers. Please respect our tenants and guests by adhering to the guidelines listed above. If you have any questions, comments or suggestions please call the management office at 281-242-3700. Your signature below represents your acceptance of these building rules and agreement to comply.

EXHIBIT E
CERTIFICATE CONFIRMING LEASE DATES & BASE RENT
          This Certificate Confirming Lease Dates and Base Rent is attached to and made a part of the Lease dated June 22, 2007, by and between Parkway Properties LP, as Landlord, and US Dataworks, Inc., a Delaware corporation, as Tenant.
The undersigned hereby agree and confirm that the Commencement Date, Expiration Date, and Base Rent schedule are revised as stated below:
The Commencement Date as defined in Section 1(g) of the Lease is August 1, 2007, and the Expiration Date as defined in Section 1(h) of the Lease is July 31, 2012.
The Base Rent schedule as defined in Section 1(i) of the Lease is as follows:

Period
			# of		Monthly
From	To	RSF	Months	$/PRSF	Amount	Annual Amount
08/01/07	07/31/08	18,790	12	$18.00	$21,185.00	$338,220.00
08/01/08	07/31/09	18,790	12	$18.50	$28,967.92	$347,615.00
08/01/09	07/31/10	18,790	12	$18.50	$28,967.92	$347,615.00
08/01/10	07/31/11	18,790	12	$18.75	$29,359.38	$352,312.50
08/01/11	07/31/12	18,790	12	$19.00	$29,750.83	$357,010.00

*	Based on a 12-month period; subject to the Abated Rent provision set forth in Section 1(i) of the Lease

Landlord:		Tenant:
Parkway Properties LP		US Dataworks, Inc., a Delaware corporation
By:	Parkway Properties General Partners, Inc.,
its General Partner

By:	(signature)	By:		(signature)

Name:	Mitch Mattingly	Name:	Charles E. Ramey
Its:	Executive Vice President & Senior Asset Manager	Its:	Chief Executive Officer

EXHIBIT E
FORM OF SUBORDINATION NON-DISTURBANCE AND ATTORNMENT AGREEMENT
THIS AGREEMENT is made this                      day of                                          , by                                                               having its principal office and place of business located at (“Tenant”), and LENDER, having its principal place of business located                                                              (“Lender”), with reference to the following facts:
RECITALS
A. On                                          (“Landlord”) and Tenant entered into a certain lease (“Lease”) covering certain space (“Premises”) in the building located at                                         -                                          which property is more particularly described in the Mortgage (as hereinafter defined) (“Property’);
B. Lender granted a loan (“Loan”) to Landlord, which Loan is evidenced by a note and secured, inter alia, by a first lien instrument in favor of Lender covering the property and upon the terms and conditions described therein, which has been recorded in the Official Records of                                          (said instrument and all amendments, modifications, renewals, substitutions, extensions, consolidations and replacements thereto and thereof, as applicable, are hereinafter collectively referred to as “Mortgage”);
C. Tenant has requested of Landlord and Lender that this Agreement be executed.
D. It is a condition precedent to Lender executing this Agreement that (i) the Mortgage be and remain at all times a first lien or charge upon the Property prior and superior to the Lease; (ii) Tenant specifically subordinate the Lease to the lien or charge of the Mortgage and (iii) Tenant attorn to Lender and its successors and assigns in the event of the foreclosure or other proceeding to enforce the Mortgage;
NOW, THEREFORE, in consideration of the mutual benefits accruing to the parties hereto and for other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and in order to induce Lender to enter into this Agreement, Lender and Tenant hereby agree as follows:
1. Subordination. The Lease and any extensions, renewals, replacements, consolidations or modifications thereof, and all the right, title and interest of the Tenant in and to the Premises and all rights of the Tenant thereunder, are and shall be subject and subordinate to the Mortgage and the lien and terms thereof.
2. Lender Exercise of Remedies. In the event of (a) the institution of any foreclosure, trustee’s sale or other like proceeding, (b) the appointment of a receiver for the Landlord or the Property, (c) the exercise of rights to collect rents under the Mortgage or an assignment of rents, (d) the recording by Lender or its successor or assignee of a deed in lieu of foreclosure for the Property, or (e) any transfer or abandonment of possession of the Property to Lender or its successor or assigns in connection with any proceedings affecting Landlord under the Bankruptcy Code, 11 U.S.C. § 101 et seq. (any such foreclosure, recording of a deed in lieu of foreclosure, or transfer or abandonment of the Property referred to in the preceding clauses (a) through (e) is hereinafter called a “Transfer”, and Lender or any successor or assigned of Lender taking title to the Property in connection with a Transfer is hereinafter called the “Transferee”), such Transferee shall not; (i) be liable for any damages (including, without limitation, consequential damages) or other relief or be subject to any offsets, defenses or counterclaims of any kind attributable to any event, act omission or default under the Lease, including, but not limited to, a breach of any representation or warranty under the Lease, of Landlord or any prior landlord under the Lease, except for any continuing event, act or omission of which Lender has been provided notice as described in Paragraph 4 below, and if any such offset or defense is expressly provided for in the Lease, (ii) be bound by any prepayment by Tenant of more than one month’s installment of rent unless such prepayment is expressly required in the Lease or has been specifically approved in writing by Lender, or be liable or responsible for any security deposit or other sums which Tenant may have paid under the Lease unless such deposit or other sums have been physically delivered to Transferee, or (iii) be bound by any modification or amendment of the Lease, or any waiver of any terms of the Lease unless the same shall have been approved in writing by Lender.
3. Attornment and Non-Disturbance. Provided (a) Tenant complies with this Agreement, (b) Tenant is not in default under the terms of the Lease and no event has occurred which, with the passage of time or the giving of notice or both, would constitute a default under the Lease, and (c) the Lease is in full force and effect, except as set forth in Paragraphs 2 and 5(d)

and (e), any default under the Mortgage and any proceeding to foreclose the same will not disturb Tenant’s possession under the Lease and the Lease will not be affected or cut off thereby, and notwithstanding any such foreclosure or other Transfer of the Property to Transferee, Transferee will recognize the Lease and will accept the attornment of Tenant thereunder.
Tenant shall attorn to Transferee, including Lender if Lender becomes a Transferee, as the landlord under the Lease. Said attornment is subject to the limitation of Transferee’s obligations set forth n Paragraph 2 above and shall be effective and self-operative without the execution of any further instruments upon Transferee’s succeeding to the interest of the landlord under the Lease Tenant and Lender shall, however, confirm the provisions of this paragraph in writing upon request by either of them.
4. Lender’s Right to Cure. Notwithstanding anything to the contrary in the Lease or this Agreement, Tenant shall provide Lender with written notice of any default of Landlord under the Lease (which can be a copy of the notice provide to the Landlord) if such default is of such a nature as to give the Tenant a right to terminate the Lease, to reduce rent thereunder or to credit or offset any amounts against future rents, and will not seek to terminate the Lease or reduce the rent or credit or offset against rent or claim a partial or total eviction until giving such notice and providing Lender a period of thirty (30) days beyond the time available to Landlord under the Lease in which to cure the breach or default by Landlord, provided, however, as to any breach or default by Landlord the cure of which requires possession and control of the Property or Premises, Lender’s cure period shall continue for such additional time as Lender may reasonably require to either obtain possession and control of the Property or Premises and thereafter cure the breach or default with reasonable diligence, or obtain the appointment of a receiver pursuant to any court proceeding, or otherwise, and give such receiver a reasonable period of time in which to cure the default. Lender shall have no obligation to cue (and shall have no liability or obligation for not curing) any breach or default by Landlord, except to the extent that Lender agrees otherwise in writing.
5. Micellaneous.
(a) This Agreement shall be binding upon and shall inure to the benefit of the parties hereto, their successors and assigns; provided, however, that in the event of the assignment or transfer of the interest of Transferee, all obligations and liabilities of the Transferee under this Agreement shall terminate, and therefore all such obligations and liabilities shall be the responsibility of the party to whom Transferee’s interest is assigned or transferred; and provided further that the interest of Tenant under this Agreement may not be assigned or transferred except to the extent the assignment of Tenant’s interest in the Lease is permitted under the Lease.
(b) Tenant acknowledge that it has notice that the Lease and the rent and all other sums due thereunder have been assigned to the Lender as part of the security for the note secured by the Mortgage and upon written notice from Lender of a default under the Mortgage, Tenant shall pay its rent and all other sums due under the Lease directly to Lender, and Landlord, by its execution hereof, hereby directs Tenants to make such payment to Lender.
(c) Tenant acknowledges and agrees that it shall not terminate the Lease in the event of a default by Landlord unless Tenant provides Lender written notice and an opportunity to cure as described in Paragraph 4 above. In addition, Tenant agrees that it shall not terminate or cancel the Lease by agreement with the Landlord without Lender’s prior written consent, unless such right to terminate or cancel is expressly set forth in the Lease. In the event such right is expressly set forth in the Lease, Tenant shall pay to Lender any and termination fees or other consideration to be paid to Landlord in connection with such termination or cancellation and Landlord, by its execution hereof, hereby directs Tenant to make such payments or provide such other consideration to Lender.
(d) Tenant covenants and acknowledges that it has no right or option of any nature whatsoever, whether pursuant to the Lease or otherwise, to purchase the Property or the real property of which the Property is a part, or any portion thereof or any interest therein and to the extent that Tenant has had, or hereafter acquires any such right or option, the same is hereby acknowledged to the subject and subordinate to the Mortgage and is hereby waived and released as against Transferee.
(e) This Agreement is the whole and only agreement between the parties hereto with regard to the subordination of the Lease to the lien or charge of the Mortgage. This Agreement may not be modified in any manner or terminated except by an instrument in writing executed by the parties hereto.
(f) This Agreement shall be deemed to have been made in the state where the Property is located and the validity, interpretation and enforcement of this Agreement shall be determined in accordance with the laws of such state.

(g) In the event any legal action or proceeding is commenced to interpret or enforce the terms of, or obligations arising out of, this Agreement, or to recover damages for the breach thereof, the party prevailing in any such action or proceeding shall be entitled to recover from the non-prevailing party all reasonable attorney’s fees, costs and expenses incurred by the prevailing party.
(h) Any notices or communications required or permitted to be given or made hereunder shall be deemed to be so given or made when in writing and delivered in person or sent by United States registered or certified mail, postage prepaid, or by nationally recognized overnight courier service, directed to the parties at the following addresses or such other addresses as they may from time to time designate in writing:
Lender: LENDER
Reference Loan No.
Tenant:
With a copy to:
Notices or communications mailed in the U.S. mail shall be deemed to be served on the third business day following mailing, notices or communication served by hand or by overnight courier shall be deemed served upon receipt.
(i) This document may be signed in counterparts which together shall be deemed to be one and the same document. The signature pages from any such counterpart may be attached to another such counterpart to form one complete set of signatures for this document.
(j) The parties hereto represent and warrant that their respective signatories to this Agreement have been duly authorized by the Tenant, Landlord and Lender, as applicable.
IN WITNESS WHEREOF, the Agreement has been signed and delivered as of the date and year first above set forth.
Signature Page follows:

TENANT:

By:

Its:

duly authorized

LENDER:

By:

Its:

duly authorized

As to Paragraphs 5(b) and (c):

LANDLORD:

By:

Its:

duly authorized